Exhibit 10.2

Execution Version

R1 RCM INC.

$110,000,000

Subordinated Notes due May 8, 2026

SUBORDINATED NOTE PURCHASE AGREEMENT

Dated May 8, 2018

W/3110357v8

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R1 RCM INC.
401 North Michigan Avenue, Suite 2700
Chicago, Illinois 60611
Subordinated Notes due May 8, 2026
May 8, 2018
TO EACH OF THE PURCHASERS LISTED IN
THE PURCHASER SCHEDULE HERETO:
Ladies and Gentlemen:
R1 RCM INC., a Delaware corporation, agrees with each of the Purchasers as follows:
Section 1.    AUTHORIZATION OF NOTES; INTEREST RATE.
Section 1.1.    Authorization of Notes. The Company has authorized or will authorize the issue and sale of $110,000,000 aggregate principal amount of its Subordinated Notes due May 8, 2026 (the “Notes”). The Notes shall be substantially in the form set out in Schedule 1. Certain capitalized and other terms used in this Agreement are defined in Schedule A and, for purposes of this Agreement, the rules of construction set forth in Section 22.2 and Section 22.4 shall govern.
Section 1.2.    Interest.
(a)    Subject to subsections 1.2(e) and 1.2(f), each Note shall bear interest on the outstanding principal amount thereof from the date when made at a rate per annum equal to the Interest Rate. Interest will be payable quarterly in cash on the applicable Interest Payment Date; provided, that (i) for any one or more Fiscal Quarters ending on or prior to the first anniversary of the Closing Date, at the election of the Company (as evidenced by a written authorization of the board of directors of the Company and other than if a Default or Event of Default has occurred and is continuing), 75% (or such lesser percentage as the Company may elect) of each applicable interest payment will be payable in kind (with such payment being capitalized to principal on the last day of each applicable Fiscal Quarter) and 25% (or such applicable greater percentage to the extent the Company elects to pay less than 75% in kind) of each such interest payment will be payable quarterly in cash; (ii) for any one or more Fiscal Quarters ending after the first anniversary of the Closing Date and on or prior to the second anniversary of the Closing Date, at the election of the Company (as evidenced by a written authorization of the board of directors of the Company and other than if a Default or Event of Default has occurred and is continuing), 50% (or such lesser percentage as the Company may elect) of each applicable interest payment will be payable in kind (with such payment being capitalized to principal on the last day of each applicable Fiscal Quarter) and 50% (or such applicable greater percentage to the extent the Company elects to pay less than 50% in kind) of each such interest payment will be payable quarterly in cash; and (iii) for any one or more subsequent Fiscal Quarters, at the election of the Company (as evidenced by a written authorization of the board of directors of the Company and other than if a Default or Event of Default has occurred and is continuing), 25% (or such lesser percentage as the Company may elect) of each applicable interest payment will be payable in kind (with such payment being capitalized to principal on the last day of each applicable Fiscal Quarter) and 75% (or such applicable greater percentage to the extent the Company elects to pay less than 25% in kind) of each such interest payment will be payable quarterly in cash (each such payment in kind capitalized to principal pursuant to this Section 1.2(a), a “Principal Increase”). Principal Increases shall be considered principal of the Notes for all purposes, including without limitation, calculation of interest on subsequent Interest Payment Dates. Notwithstanding the foregoing, if on any Interest Payment Date the payment of cash interest is prohibited by the Subordination Agreement, the Company shall be deemed to have elected to pay in kind the entirety of such interest payment on such Interest Payment Date.
(b)    Subject to Section 1.2(a) above and in accordance with the terms hereof, interest on each Note shall be paid in arrears on each Interest Payment Date and on the Maturity Date. Accrued interest shall also be paid in cash on the date of any redemption or repurchase of the Notes.
(c)    All computations of fees and interest payable under this Agreement shall be made on the basis of a 360-day year consisting of twelve 30-day months and actual days elapsed. Interest and fees shall accrue during each period during which interest or such fees are computed from and including the first day thereof to but excluding the last day thereof.
(d)    If any Interest Payment Date, any redemption date or the Maturity Date in respect of any Note is not a Business Day, then payment of principal, premium, if any, or interest shall be made on the next Business Day with the same force and effect as if made on the nominal date such payment was due, and no interest shall accrue for the period after such nominal date to the date of such payment on the next Business Day.
(e)    Following the occurrence and during the continuance of an Event of Default under Sections 11(a) and (f), only overdue amounts shall automatically bear interest at the Default Rate and all interest shall be payable on demand of the applicable Purchaser.
(f)    Anything herein to the contrary notwithstanding, the obligations of the Company hereunder shall be subject to the limitation that payments of interest shall not be required for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by the respective Purchaser would be contrary to the provisions of any law applicable to such Purchaser limiting the highest rate of interest which may be lawfully contracted for, charged or received by such Purchaser, and in such event the Company shall pay such Purchaser interest at the highest rate permitted by applicable law (“Maximum Lawful Rate”);

provided, however, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, the Company shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by the Purchasers is equal to the total interest that would have been received had the interest payable hereunder been (but for the operation of this Section 1.2(f)) the interest rate payable since the Closing Date as otherwise provided in this Agreement.
(g)    The Company and the Purchasers agree (i) that the Notes are intended to be treated as debt for U.S. federal income tax purposes, (ii) that the Notes are issued with original issue discount, (iii) that the Notes are not governed by the rules set out in Treasury Regulations Section 1.1275-4, and (iv) not to file any tax return, report or declaration inconsistent with this Section 1.2(g). The inclusion of this Section 1.2(g) is not an admission by any Purchaser that it is subject to United States taxation.
(h)    As used herein, “Interest Payment Date” means March 31st, June 30th, September 30th and December 31st of each year.
(i)    As used herein, “Interest Rate” means 14.0% per annum, increasing by 1.0% per annum on the third anniversary of the Closing Date and by an additional 1.0% per annum on each subsequent anniversary of the Closing Date until the Notes are repaid in full.
(j)    As used herein, “Default Rate” means that rate of interest per annum that is equal to 2.0% per annum above the rate of interest on the Notes that would otherwise be in effect.
Section 1.3.    Subordination. The Notes and the rights and obligations evidenced thereby are subordinate in the manner and to the extent set forth in that certain Subordination Agreement (as amended, supplemented or otherwise modified from time to time, the “Subordination Agreement”), dated as of May 8, 2018, among the Purchasers, R1 RCM Inc., Bank of America, N.A., and the other parties thereto, to the Senior Obligations (as defined therein); and each holder of a Note, by its acceptance thereof, irrevocably agrees to be bound by the provisions of the Subordination Agreement. Immediately following the termination of any Payment Blockage Period (as defined in the Subordination Agreement), payments by the Company of principal, cash interest and other cash amounts in respect of the Notes and this Agreement shall be resumed and, in the case of any missed payments, shall be paid in full.

Section 2.    SALE AND PURCHASE OF NOTES.

Section 2.1.    Purchase of Note. Subject to the terms and conditions of this Agreement, the Company will issue and sell to each Purchaser and each Purchaser will purchase from the Company, on the Closing Date and as provided for in Section 3, Notes in the principal amount specified opposite such Purchaser’s name in the Purchaser Schedule at the purchase price of 98.00% of the principal amount thereof; provided that, notwithstanding the foregoing, the Company and each Purchaser agree that the Notes shall for all purposes be treated as outstanding in the stated principal balance thereof, subject to Principal Increases and principal repayments made by the Company. The Purchasers’ obligations hereunder are several and not joint obligations and no Purchaser shall have any liability to any Person for the performance or non-performance of any obligation by any other Purchaser hereunder.
Section 2.2.    Guarantee. Subject to the Subordination Agreement, the payment by the Company of all amounts due with respect to the Notes and the performance by the Company of its obligations under this Agreement will be absolutely and unconditionally guaranteed by the Initial Subsidiary Guarantors and any other Subsidiary that delivers a guaranty pursuant to Section 9.10 (collectively, the “Subsidiary Guarantors”), pursuant to a Subsidiary Guaranty substantially in the form of Schedule 2 (the “Subsidiary Guaranty”).

Section 3.    CLOSING.
The sale and purchase of the Notes to be purchased by each Purchaser shall occur at the offices of Kirkland and Ellis LLP, 601 Lexington Ave, New York, New York 10022, on May 8, 2018 (the “Closing Date”); provided, however, that the Closing Date may be moved to such other Business Day as may be agreed upon by the Company and the Purchasers. On the Closing Date, the Company will deliver to each Purchaser the Notes to be purchased by such Purchaser in the form of a single Note (or such greater number of Notes in denominations of at least $100,000 as such Purchaser may request) dated the Closing Date and registered in such Purchaser’s name (or in the name of its nominee), against delivery by such Purchaser to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Company previously identified to the Purchasers in writing.

Section 4.    CONDITIONS TO CLOSING.

Each Purchaser’s obligation to purchase and pay for the Notes to be sold to such Purchaser on the Closing Date is subject to the fulfillment to such Purchaser’s satisfaction, prior to or on the Closing Date, of the following conditions:
Section 4.1.    Closing Date Acquisition. The Closing Date Acquisition shall have been, or shall concurrently with the issuance of the Notes be, consummated in accordance with the terms of the Acquisition Agreement (as amended, revised, supplemented, modified or waived).
Section 4.2.    First Lien Facilities. Definitive documentation in respect of the First Lien Facilities on the terms and conditions set forth in Annex II of that certain Commitment Letter, dated as of February 23, 2018, by and among Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Incorporated, Ares Capital Management LLC, on behalf of one or more funds and accounts managed directly or indirectly by Ares Capital Management LLC, and the Company (without giving effect to any amendment, waiver or other modification or consent that is materially adverse to the Purchasers (in their capacity as such) unless consented to by the Purchasers (such consent not to be unreasonably withheld, conditioned or delayed)) shall have been executed and the Company shall have received the proceeds of $270 million in aggregate principal amount of term loans thereunder (as such amount may be increased due to the financing of flex original issue discount or reduced due to reduction in purchase price under the Acquisition Agreement (it being agreed that any such reduction in purchase price shall be applied pro rata to the term loans under the First Lien Facilities and the Notes)).
Section 4.3.    Closing Documents. The Purchasers shall have received (a) customary opinions of counsel to the Company and the Subsidiary Guarantors, customary evidence of authority, customary officer’s certificates and good standing certificates (to the extent applicable) in the respective jurisdictions of organization of the Company and the Subsidiary Guarantors and (b) customary Uniform Commercial Code lien searches with respect to the Company and Subsidiary Guarantors in their respective jurisdictions of organization.
Section 4.4.    Fees and Expenses. All fees due and payable to the Purchasers shall have been paid, and all expenses to be paid or reimbursed to the Purchasers that have been invoiced at least three Business Days prior to the Closing Date shall have been paid.

Section 5.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY.
The Company and the Subsidiary Guarantors, jointly and severally, represent and warrant to each Purchaser that the following are, and after giving effect to the Transaction will be, true,

correct and complete on the Closing Date, as of the Closing Date (or, if any such representations and warranties expressly relate to an earlier date, then as of such earlier date):
Section 5.1.    Existence, Qualification and Power; Compliance with Laws. Each Obligor and each Restricted Subsidiary thereof (a) is a Person duly incorporated, organized or formed, and validly existing and, where applicable, in good standing under the Requirements of Law of the jurisdiction of its incorporation or organization, except, in the case of any Non-Obligor, where the failure of such Restricted Subsidiaries to be in good standing would not reasonably be expected to have a Material Adverse Effect, (b) has all requisite power and authority to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Note Documents to which it is a party, (c) is duly qualified and, where applicable, in good standing under the Requirements of Law of each jurisdiction where its ownership, lease or operation of Properties or the conduct of its business requires such qualification, (d) is in compliance with all Requirements of Law, orders, writs, injunctions and orders and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clause (b)(i), (c), (d) or (e), to the extent that failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 5.2.    Authorization; No Contravention. The execution, delivery and performance by each Obligor of each Note Document to which such Person is a party, and the consummation of the Transaction (a) are within such Obligor’s corporate or other powers, (b) have been duly authorized by all necessary corporate, limited liability company or other organizational action and (c) do not and will not (i) contravene the terms of any of such Person’s Organization Documents, (ii) conflict with or result in any breach or contravention of, or the creation of any Lien under (other than under the Note Documents and other than Liens permitted under Section 10.1), (iii) violate or require any payment to be made under any Contractual Obligation to which such Person is a party or affecting such Person or the Properties of such Person or any of its Restricted Subsidiaries, or (iv) violate any material Requirement of Law; except, with respect to any conflict, breach, contravention or payment (but not creation of Liens) referred to in clause (b), to the extent that such conflict, breach, contravention or payment would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 5.3.    Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Obligor of this Agreement or any other Note Document, or for the consummation of the Transaction, or (b) the exercise by any Purchaser or holder of its rights under the Note Documents, except for (i) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect, (ii) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make would not, individually or in the aggregate, reasonably be expected to (A) have a Material Adverse Effect or (B) be materially adverse to the interest of the Purchasers and the holders and (iii) approvals, consents, exemptions, authorization or other actions, notices or filings under securities laws.
Section 5.4.    Binding Effect. This Agreement and each other Note Document has been duly executed and delivered by each Obligor that is party thereto. This Agreement and each other Note Document constitutes a legal, valid and binding obligation of such Obligor, enforceable against each Obligor that is party thereto in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity.
Section 5.5.    Financial Statements; No Material Adverse Effect; No Default.
(a)    The Historical Financial Statements fairly present in all material respects the financial condition of the Company and its Restricted Subsidiaries and of Intermedix Corporation and its consolidated Subsidiaries, as applicable, as of the dates thereof and its results of operations for the period covered thereby in accordance with GAAP (except with respect to the absence of footnote disclosures) consistently applied throughout the periods covered thereby, except as otherwise disclosed to the Purchasers prior to the Closing Date.
(b)    All financial performance projections, forecasts, budgets, estimates and forward-looking statements concerning the Company and its Subsidiaries delivered to the Purchasers on or prior to the Closing Date were prepared by or on behalf of the Company in good faith based on assumptions believed by the Company to be reasonable at the time of preparation and at the time furnished to the Purchasers, it being acknowledged and agreed by the Purchasers that such projections (a) are subject to significant uncertainties and contingencies, many which are beyond the Company’s and its Subsidiaries’ control, that no assurance can be given that any particular financial projections will be realized, and that actual results may differ and that such differences may be material and (b) are not a guarantee of future performance.
(c)    No Default or Event of Default exists or would result from the consummation of the Transactions.
Section 5.6.    Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of any Obligor, threatened in writing or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Obligor or any of its Restricted Subsidiaries or against any of its Properties or revenues, (a) as to which there is a reasonable likelihood of an adverse determination and that, if adversely determined, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, except as set forth on Schedule 5.6, or (b) that purport to affect or pertain to this Agreement or any other Note Document, in each case of this clause (b), in a manner materially adverse to the Purchasers or the holders, in all cases, other than proceedings or actions which are frivolous and/or vexatious and where the relevant proceeding or action is dismissed or permanently stayed, set aside, revoked or terminated promptly after the commencement of the relevant court hearing.
Section 5.7.    Ownership of Property; Liens. Except as would not reasonably be expected to result in a Material Adverse Effect, each Obligor and each Restricted Subsidiary thereof has good and defensible title in fee simple to, or valid leasehold interests in, or easements or other limited property interests in, all Real Estate and all other personal Property (other than IP Rights, which is the subject of Section 5.14) necessary in the ordinary conduct of its business, free and clear of all Liens except for minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes and Liens expressly permitted under Section 10.1 of this Agreement.
Section 5.8.    Environmental Compliance.
(a)    There are no pending or, to the knowledge of any Obligor, threatened claims, actions, suits, notices of violation, notices of potential responsibility or proceedings against the Company or any of its Restricted Subsidiaries alleging potential liability or responsibility for violation of, or otherwise relating to, any applicable Environmental Law that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(b)    Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) there is no asbestos or asbestos-containing material on any Property currently owned, leased or operated by any Obligor or any of its Restricted Subsidiaries; and (ii) there has been no Release of Hazardous Materials at, on, under or from any Property currently, or to the knowledge of any Obligor, formerly owned or operated by any Obligor or any of its Restricted Subsidiaries.
(c)    Neither any Obligor nor any of its Restricted Subsidiaries is undertaking, or has completed, either individually or together with other persons, any investigation or response action relating to any actual or threatened Release of Hazardous Materials at any location, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any applicable Environmental Law, except for such investigation or response action that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
(d)    All Hazardous Materials transported by or on behalf of any Obligor or any of its Restricted Subsidiaries from any Property currently or, to the knowledge of any Obligor, formerly owned or operated by any Obligor or any of its Restricted Subsidiaries for off-site disposal have been disposed of in compliance in all material respects with all applicable Environmental Laws, except as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.
(e)    Except as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, none of the Obligors or any of their Restricted Subsidiaries has contractually assumed any liability or obligation of any third party under or relating to any applicable Environmental Law.
(f)    Except as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, each Obligor and each Restricted Subsidiary thereof (including with respect to their respective businesses, operations and Properties) is and has been in compliance with all applicable Environmental Laws.
Section 5.9.    Taxes. Each of their Subsidiaries and each Tax Affiliate have timely filed all federal, provincial and other material state, municipal, foreign and other tax returns and reports required to be filed, and have timely paid all material federal, provincial, state, municipal, foreign and other Taxes levied or imposed upon them or their Properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP. There are no Tax audits, deficiencies, assessments or other claims with respect to any Obligor any of its Subsidiaries that could, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. None of the Obligors nor any of their subsidiaries are party to any tax sharing agreement.
Section 5.10.    Compliance with ERISA. Except as would not, either individually or taken in the aggregate, reasonably be expected to result in a Material Adverse Effect:
(a)    Each Plan and Foreign Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state Requirements of Law and applicable foreign laws, respectively.
(b)    There are no pending or, to the best knowledge of the Obligors, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan and there has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan.
(c)    (i) No ERISA Event or similar event with respect to a Foreign Plan has occurred or is reasonably expected to occur; (ii) neither any Obligor nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 et seq. or 4243 of ERISA with respect to a Multiemployer Plan; (iii) as of the most recent valuation date for any

Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and no Obligor nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iv) neither any Obligor nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA; and (v) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.
Section 5.11.    Subsidiaries; Stock and Stock Equivalents. (a) As of the Closing Date, neither the Company nor any other Obligor has any Subsidiaries or is engaged in any joint venture or partnership with any other Person other than those specifically disclosed in Schedule 5.11, and (b) all of the outstanding Stock and Stock Equivalents in the Company and its Subsidiaries have been validly issued, are fully paid and nonassessable. As of the Closing Date, Schedule 5.11 (x) sets forth the legal name, jurisdiction of organization or incorporation, organizational number and chief executive office or sole place of business of each Subsidiary of the Company, and (y) sets forth the ownership interests of the Company and all of its Subsidiaries in each of their respective Subsidiaries, including the percentage of such ownership.
Section 5.12.    Margin Regulations; Investment Company Act.
(a)    No Obligor is engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Federal Reserve Board), or extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of the issue and sale of the Notes will be used for any purpose that violates Regulation U or Regulation X of the Federal Reserve Board.
(b)    Neither the Company nor any of its Restricted Subsidiaries is or is required to be registered as an “investment company” under the Investment Company Act of 1940, as amended.
Section 5.13.    Disclosure. No report, financial statement, certificate or other written information (other than any projected financial information, forecasts, estimates, budgets and other forward-looking information and information of a general economic or general industry nature) furnished by or on behalf of any Obligor or the Target Companies to the Purchasers in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Note Document (as modified or supplemented by other information so furnished) when taken as a whole contains when furnished any material misstatement of fact or omits to state any material fact necessary to make the statements therein, when taken as a whole, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information forecasts, estimates, budgets or other forward-looking information, each Obligor represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time furnished to the Purchasers by the Obligors; it being understood that such projected financial information, forecasts, estimates, budgets and other forward-looking information (a) are subject to significant uncertainties and contingencies, many which are beyond the Company’s and its Subsidiaries’ control, that no assurance can be given that any particular financial projections will be realized, and that actual results may differ and that such differences may be material and (b) are not a guarantee of future performance.
Section 5.14.    Intellectual Property; Licenses, Etc. The Company and its Restricted Subsidiaries own, license or possess the right to use, all of the trademarks, service marks, trade names, domain names, copyrights, patents, patent rights, technology, software, know-how database rights, design rights and other Intellectual Property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses as currently conducted, and, to the knowledge of each Obligor, without violation of the rights of any Person, except to the extent such violations, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. To the knowledge of each Obligor, no such IP Rights infringe upon any rights held by any Person, except for such infringements, individually or in the aggregate, which would not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any such IP Rights is pending or, to the knowledge of any Obligor, threatened against the Company or any of its Restricted Subsidiaries, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
Section 5.15.    Solvency. Both before and after giving effect to (a) the issue and sale of the Notes on the Closing Date, (b) the disbursement of the proceeds of such issue and sale to or as directed by the Company, (c) the consummation of the Transaction and (d) the payment and accrual of all transaction costs in connection with the foregoing, the Company and its Subsidiaries, on a consolidated basis, are Solvent.
Section 5.16.    [Reserved].
Section 5.17.    [Reserved].
Section 5.18.    Sanctions; Anti-Corruption Laws; PATRIOT Act; Anti-Terrorism Laws; Anti-Money Laundering.
(a)    Each Obligor, each Restricted Subsidiary of an Obligor and, to the knowledge of the Obligors, their respective officers, employees, directors and agents that act in any capacity in connection with the Notes issued and sold pursuant to this Agreement, are in compliance in all material respects with all applicable economic sanctions laws administered or enforced by the U.S. government, including those administered by the U.S. Department of the Treasury’s Office of

Foreign Assets Control (“OFAC”) or the U.S. Department of State, the United Nations Security Council, the European Union, any Member State of the European Union, or Her Majesty’s Treasury of the United Kingdom (collectively “Sanctions”) and all applicable money-laundering and counter-terrorism financing provisions of the Bank Secrecy Act and all regulations issued pursuant to it.
(b)    Each Obligor and each Restricted Subsidiary thereof is in compliance with the United States Foreign Corrupt Practices Act of 1977 and other applicable anti-corruption legislation in other jurisdictions (collectively “Anti-Corruption Laws”)
(c)    No Obligor or any Restricted Subsidiary of an Obligor is in material violation of any laws relating to terrorism or money laundering, including Executive Order No. 13224 on Terrorist Financing, effective September 23, 2001 and the Patriot Act. Neither the Obligors nor any Restricted Subsidiary of an Obligor, nor, to the knowledge of the Obligors and their Restricted Subsidiaries, any director, officer, employee, agent or representative thereof, is an individual or entity that is, or is, in the aggregate, 50 percent or greater owned or controlled by any individual or entity that is (i) listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State, the United Nations Security Council, the European Union, any Member State of the European Union, or the United Kingdom or, (ii) operating, organized, or resident in a country or territory that is itself the subject or target of any Sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea region of Ukraine) (collectively “Designated Jurisdictions”) (collectively, “Sanctioned Persons”).
Section 5.19.    [Reserved].
Section 5.20.    [Reserved].
Section 5.21.    Labor Matters. Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against the Company or any of its Restricted Subsidiaries pending or, to the knowledge of any Obligor, threatened in writing; and (b) hours worked by and payment made to employees of the Company or any of its Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Requirements of Law dealing with such matters.
Section 5.22.    Compliance with Health Care Laws.
(a)    Each Obligor and each Subsidiary thereof is in compliance with the Health Care Laws applicable to its business, except where failure to be in such compliance would not reasonably be expected to have individually or in the aggregate a Material Adverse Effect.
(b)    Each Obligor and each Subsidiary thereof has (i) all licenses, consents, certificates, permits, authorizations, approvals, franchises, registrations, qualifications and other rights from,

and has made all declarations and filings with, all applicable Governmental Authorities, all self-regulatory authorities and all courts and other tribunals necessary to engage in the business conducted by such Obligor or Subsidiary, except for such Authorizations with respect to which the failure to obtain would not reasonably be expected to have individually or in the aggregate a Material Adverse Effect (each, an “Authorization”), and (ii) no actual knowledge that any Governmental Authority is considering limiting, suspending or revoking any such Authorization. All such Authorizations are valid and in full force and effect and each Obligor and each Subsidiary thereof is in material compliance with the terms and conditions of all such Authorizations and with the rules and regulations of the regulatory authorities having jurisdiction with respect to such Authorizations, except where failure to be in such compliance or for an Authorization to be valid and in full force and effect would not reasonably be expected to have individually or in the aggregate a Material Adverse Effect.
(c)    No Obligor or any of their respective Subsidiaries or any of their respective officers, directors or, to the knowledge of any Obligor, employees is or has been threatened in writing to be, (i) excluded from any applicable Federal Health Care Program, (ii) “suspended” or “debarred” from selling products to the U.S. government or its agencies pursuant to the Federal Acquisition Regulation, relating to debarment and suspension applicable to federal government agencies generally (48 C.F.R. Subpart 9.4), or other applicable laws or regulations; or (iii) made a party to any other action by any Governmental Authority that would be reasonably likely to prohibit it from selling products to any Federal Health Care Program or other purchaser material to its business pursuant to any federal, state or local laws or regulations.
(d)    All Products prepared, inspected, maintained, assembled, packaged, repaired, tested, labeled, distributed, managed, sold or marketed by or on behalf of an Obligor or any of its Subsidiaries have been and are being prepared, inspected, maintained, assembled, packaged, tested, labeled, distributed, managed, sold and marketed in compliance with the Health Care Laws or any other applicable requirement of law, except where failure to be in such compliance would not reasonably be expected to have individually or in the aggregate a Material Adverse Effect.
(e)    No Obligor or any of its Subsidiaries has received any written, or to the knowledge of any Obligor, oral notice from the FDA or any other Governmental Authority regarding any actual or threatened investigation, inquiry, or administrative or judicial action, hearing, or enforcement proceeding by the FDA or any other Governmental Authority, against the Company, any other Obligor, or any of their respective Subsidiaries regarding any violation of applicable law, including any Health Care Law. No Obligor or any of its Subsidiaries is a party to or has any obligation under any corporate integrity agreement, monitoring agreement, consent decree, settlement agreement or similar agreement related to any Health Care Law imposed by any Governmental Authority.

Section 5.23.    HIPAA Compliance. Each Obligor and each Subsidiary thereof (1) is in compliance with the applicable requirements of HIPAA, except where failure to be in such compliance would not reasonably be expected to have individually or in the aggregate a Material Adverse Effect; and (2) is not subject to, and would not reasonably be expected to become subject to, any civil or criminal penalty or any investigation, claim or process or data breach with regard to HIPAA. No Obligor and no Subsidiary of an Obligor has received notice of complaints or investigations from any Governmental Authority regarding their respective uses or disclosure of individually identifiable health-related information (other than immaterial disclosures that did not result in a disclosure of Protected Health Information (as defined by HIPAA)). With regard to individually identifiable health information, each Obligor and each Subsidiary thereof has no knowledge of any non-permitted use or disclosure or confidentiality agreement, security incident (other than immaterial incidents that did not result in a disclosure of Protected Health Information) or breach (each as determined by reference to HIPAA or applicable state law) by, or involving the systems of, any Obligor or any Subsidiary of an Obligor or by any employee, contractor, or agent thereof. Each Obligor and each Subsidiary thereof is, and at all times has been, in compliance with all applicable Health Care Laws related to reporting to individuals, the media, any Governmental Authority, or others, as applicable, breaches involving individually identifiable information, data loss, or identity theft, except where failure to be in such compliance would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 5.24.    Medicare and Medicaid. No Obligor and no Subsidiary of an Obligor directly bills, receives direct reimbursement from, or otherwise participates in Medicare (Title XVIII of the Social Security Act) and the regulations promulgated thereunder or Medicaid (Title XIX of the Social Security Act) and the regulations promulgated thereunder or any other Federal Health Care Program.
Section 5.25.    No Agency Relationship. The Company is not and will not be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Notes.
Section 5.26.    EEA Financial Institutions. No Obligor is an EEA Financial Institution.
Section 6.    REPRESENTATIONS OF THE PURCHASERS.
Section 6.1.    Representations of the Purchasers. Each Purchaser, severally and not jointly, represents and warrants to the Company as of the Effective Date as follows:
(a)    such Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was formed and has all requisite organizational, power and authority required to execute and deliver this Agreement and to carry out and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement by such Purchaser have been duly authorized by all necessary corporate action on its part;
(b)    the execution, delivery and performance by such Purchaser of this Agreement do not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to, any Governmental Authority;
(c)    such Purchaser is acquiring the Notes for its own account, for investment and not with a view to any distribution thereof within the meaning of the Securities Act. Such Purchaser acknowledges that it can bear the economic risk of its investment in the Notes, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Notes;

(d)    such Purchaser understands that (i) the Notes have not been registered under the Securities Act and are being issued by the Company in transactions exempt from the registration requirements of the Securities Act and (ii) the Notes may not be offered or sold except pursuant to an effective registration statement under the Securities Act or pursuant to an applicable exemption from registration under the Securities Act;
(e)    such Purchaser is an Accredited Investor;
(f)    such Purchaser acknowledges that (i) it has conducted its own investigation of the Company and the terms of the Notes, (ii) it has had access to the Company’s public filings with the SEC and to such financial and other information as it deems necessary to make its decision to purchase the Notes and (iii) has been offered the opportunity to conduct such review and analysis of the business, assets, condition, operations and prospects of the Company and its Subsidiaries and to ask questions of the Company and received answers thereto, each as it deemed necessary in connection with the decision to purchase the Notes. Such Purchaser further acknowledges that it has had such opportunity to consult with its own counsel, financial and tax advisors and other professional advisers as it believes is sufficient for purposes of the purchase of the Notes. The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 5 of this Agreement or the right of such Purchaser to rely on such representations and warranties; and
(g)    each Purchaser understands that, unless sold pursuant to a registration statement that has been declared effective under the Securities Act or in compliance with Rule 144 thereunder, the Company may require that the Notes bear a legend or other restriction substantially to the following effect (it being agreed that if the Notes are not certificated, other appropriate restrictions shall be implemented to give effect to the following):

“THIS NOTE WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, (THE “SECURITIES ACT”), AND THIS NOTE MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. THE HOLDER OF THIS NOTE AGREES FOR THE BENEFIT OF THE COMPANY THAT (A) THIS NOTE MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (I) IN A TRANSACTION NOT INVOLVING A PUBLIC OFFERING, (II) PURSUANT TO ANY OTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, INCLUDING RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE), (III) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR (IV) TO THE COMPANY OR ANY COMPANY SUBSIDIARY, IN EACH OF CASES (I) THROUGH (IV) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES, AND (B) THE HOLDER WILL NOTIFY ANY SUBSEQUENT PURCHASER OF THIS NOTE FROM IT OF THE RESALE RESTRICTIONS REFERRED TO IN (A) ABOVE.”;
(h)    each Purchaser understands that the Company will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements; and
(i)    except for the representations and warranties contained in Section 5 of this Agreement, such Purchaser acknowledges that neither the Company nor any Person on behalf of the Company makes, and such Purchaser has not relied upon, any other express or implied representation or warranty with respect to the Company or any other Obligor or with respect to any other information provided to the Purchaser in connection with the Transaction.
Section 7.    [RESERVED].
Section 8.    PAYMENT AND REDEMPTION OF THE NOTES.
Section 8.1.    Maturity. The entire unpaid principal balance of each Note shall be due and payable on the Maturity Date thereof.
Section 8.2.    Optional Redemption. The Company may, at its option, upon notice as provided below, redeem at any time all, or from time to time any part of, the Notes, in an amount not less than $1,000,000 of the aggregate principal amount of the Notes then outstanding in the case of a partial redemption, at a redemption price in cash equal to 100% of the principal amount of the Notes to be redeemed, plus (a) if such redemption is made prior to the first anniversary of the Closing Date, an amount equal to 3.0% of the principal amount of the Notes to be redeemed, (b) if such redemption is made on or after the first anniversary of the Closing Date but prior to the second anniversary of the Closing Date, an amount equal to 2.0% of the principal amount of the Notes to be redeemed, (c) if such redemption is made on or after the second anniversary of the Closing Date but prior to the third anniversary of the Closing Date, an amount equal to 1.0% of the principal amount of the Notes to be redeemed, and (d) if such redemption is made on or after the third anniversary of the Closing Date, no premium shall apply, plus, in all cases, accrued and unpaid interest, if any, thereon to, but excluding, the redemption date. The Company will give each holder of Notes written notice of each optional redemption under this Section 8.2 not less than 30 days and not more than 60 days prior to the date fixed for such redemption unless the Company and the Required Holders agree to another time period pursuant to Section 17. Each such notice shall specify such date (which shall be a Business Day), the aggregate principal amount of the Notes to be redeemed on such date, the principal amount of each Note held by such holder to be redeemed (determined in accordance with Section 8.3), and the interest to be paid on the redemption date with respect to such principal amount being redeemed, and shall be accompanied by an Officer’s Certificate of a Senior Financial Officer setting forth the calculation of the redemption price.
Section 8.3.    Allocation of Partial Redemptions. In the case of each partial redemption of the Notes pursuant to Section 8.2, the principal amount of the Notes to be redeemed shall be allocated among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for redemption.
Section 8.4.    Maturity; Surrender, Etc. In the case of each redemption of Notes pursuant to this Section 8, the principal amount of each Note to be redeemed shall mature and become due and payable on the date fixed for such redemption, together with interest on such principal amount accrued to, but excluding, such date and the applicable redemption premium (if any) set forth in Section 8.2. From and after such date, unless the Company shall fail to pay in cash such principal amount when so due and payable, together with the interest and the applicable redemption premium (if any), as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.
Section 8.5.    Change of Control.
(a)    Upon the occurrence of a Change of Control, unless the Company has exercised its right to redeem the Notes in accordance with Section 8.2 above by giving irrevocable notice on or prior to the 30th day after the Change of Control, each holder of Notes will have the right to require the Company to purchase all or a portion of such holder’s Notes pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, thereon to, but excluding, the date of purchase (the “Change of Control Payment”). If the Change of Control Payment Date falls on a day that is not a Business Day, the related payment of the Change of Control Payment will be made on the next Business Day as if it were made on the date such payment was due, and no interest will accrue on the amounts so payable for the period from and after such date to the next Business Day.
(b)    Within 30 days following the date upon which the Change of Control occurs, unless the Company has exercised its right to redeem the Notes in accordance with Section 8.2 above by giving irrevocable notice on or prior to the 30th day after the Change of Control, the Company will be required to send, by first class mail, a notice to each holder of Notes, which notice will govern the terms of the Change of Control Offer. Such notice will state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by applicable law (the “Change of Control Payment Date”).
(c)    On the Change of Control Payment Date, the Company will, to the extent lawful: (i) accept or cause a third party to accept for payment all Notes properly tendered pursuant to the Change of Control Offer and (ii) pay in cash each holder of Notes the amount equal to the Change of Control Payment in respect of the Notes properly tendered by such holder of Notes. Any Note so accepted and paid shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.
(d)    The Company must comply in all material respects with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions herein, the Company will be required to comply with those securities laws and regulations and will not be deemed to have breached the Company’s obligations under this Section 8.5 with respect to the Notes by virtue of any such conflict.
Section 8.6.    AHYDO. Notwithstanding anything to the contrary herein, if (i) any Note remains outstanding after the fifth anniversary of the initial issuance thereof and (ii) the aggregate amount of the accrued but unpaid interest on such Note (including any amounts treated as interest for U.S. federal income tax purposes, such as original issue discount) as of any Testing Date (as defined below) occurring after such fifth anniversary exceeds an amount equal to the Maximum Accrual (as defined below), then all such accrued but unpaid interest on such Note (including any amounts treated as interest for U.S. federal income tax purposes, such as original issue discount) as of such time in excess of an amount equal to the Maximum Accrual shall be paid in cash by the Company to the holder of the Notes thereof on such Testing Date, it being the intent of the parties hereto that the deductibility of interest under such Note shall not be disallowed or deferred by reason of Section 163(i) of the Code. For purposes of this Section 8.6, the “Maximum Accrual” is an amount equal to the product of such Note’s issue price (as defined in Sections 1273(b) and 1274(a) of the Code) and its yield to maturity, and a “Testing Date” is any Interest Payment Date and the date on which any “accrual period” (within the meaning of Section 1272(a)(5) of the Code) closes. Any accrued interest which for any reason has not theretofore been paid shall be paid in full on the date on which the final principal payment on such Note is made.
Section 9.    AFFIRMATIVE COVENANTS.
Each Obligor covenants and agrees that so long as any of the Notes are outstanding:
Section 9.1.    Financial Statements. The Company shall deliver to the Purchaser Representative in detail reasonably satisfactory to the Purchasers:
(a)    within ninety (90) days after the end of each Fiscal Year of the Company, commencing with the Fiscal Year ending December 31, 2018, a consolidated balance sheet of the Company and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income or operations, stockholders’ equity and cash flows for such Fiscal Year, and setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail (together with, in all cases, customary management discussion and analysis) and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or similar qualification, any exception, qualification or explanatory paragraph (in each case other than as a result of (x) the maturity of permitted Indebtedness under this Agreement within one year from the time such opinion is delivered or (y) any actual or projected default or event of default under the First Lien Facilities to the extent such default or event of default does not or would not constitute an Event of Default);
(b)    within forty-five (45) days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Company, a consolidated balance sheet of the Company and its Subsidiaries as at the end of such Fiscal Quarter, and the related consolidated statements of income or operations and cash flows for such Fiscal Quarter and for the portion of the Fiscal Year then ended, setting forth in each case in comparative form the figures for the corresponding Fiscal Quarter of the previous Fiscal Year and the corresponding portion of the previous Fiscal Year and in comparative form the figures for such Fiscal Quarter and the annual budget for the related Fiscal Year, all in reasonable detail (together with, in all cases, customary management discussion and analysis) and certified by a Responsible Officer of the Company as fairly presenting in all material respects the financial condition, results of operations and cash flows of the Company and its Subsidiaries in accordance with GAAP, subject only to normal year-end adjustments and the absence of footnotes; and
(c)    simultaneously with the delivery of each set of consolidated financial statements referred to in Sections 9.1(a) and 9.1(b) above, the related consolidated financial statements reflecting the adjustments necessary to eliminate the assets, accounts and operations of Unrestricted Subsidiaries (if any, and taken as a whole) from such consolidated financial statements.
Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 9.1 may be satisfied with respect to financial information of the Company and its Subsidiaries by furnishing the applicable financial statements of the Company (or any direct or indirect parent thereof, as applicable) on Form 10-K or 10-Q, as applicable, filed with the SEC; provided that (i) to the extent such financial statements relate to any direct or indirect parent, such financial statements shall be accompanied by consolidating information that summarizes in reasonable detail any material differences between the information relating to such parent and its subsidiaries on the one hand, and the information relating to the Company and its Subsidiaries on the other hand, and (ii) to the extent such information is in lieu of information required to be provided under Section 9.1(a), such materials are accompanied by a report and opinion of an independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and satisfy the requirements set forth in Section 9.1(a).
Section 9.2.    Certificates; Other Information. The Company shall deliver to the Purchaser Representative:
(a)    promptly after the same are publicly available, copies of all annual, regular, periodic and special reports and registration statements which the Company (or any direct or indirect parent thereof, as applicable) files or is required to file with the SEC or with any Governmental Authority or with any national securities exchange that may be substituted therefor (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered), exhibits to any registration statement and, if applicable, any registration statement on Form S-8) and in any case not otherwise required to be delivered to the holders pursuant hereto;
(b)    concurrently with the delivery of the financial statements referred to in Sections 9.1(a) and 9.1(b) above (commencing with the financial statements delivered pursuant to Section 9.1(a) for the Fiscal Year ending December 31, 2018), a fully and properly completed certificate in the form of Exhibit 9.2(b) (a “Compliance Certificate”), certified on behalf of the Company by a

Responsible Officer of the Company, in each instance, as of the last day of each Fiscal Quarter or Fiscal Year, as applicable;
(c)    together with each Compliance Certificate pursuant to Section 9.2(b), if reasonably requested by any holder, (i) [reserved], (ii) [reserved], (iii) a list of Subsidiaries that identifies each Subsidiary (x) as a Material Subsidiary or an Immaterial Subsidiary and (y) as an Unrestricted Subsidiary or Restricted Subsidiary, in each case, as of the date of delivery of such Compliance Certificate or a confirmation that there is no change in such information since the later of the Closing Date or the date of the last such list and (iv) such other information required by the Compliance Certificate;
(d)    no later than sixty (60) days following the first day of each Fiscal Year of the Company (beginning with the Fiscal Year commencing January 1, 2019), an annual budget (on a monthly or quarterly basis) for such Fiscal Year, together with a comparison to preliminary prior year’s fiscal results, in form customarily prepared by the Company (but in any event including projected financial statements for such year on at least a quarterly basis);and
(e)    promptly, such additional information regarding the business, legal, financial or corporate affairs of any Obligor or any Subsidiary, or compliance with the terms of the Note Documents, as any Purchaser may from time to time reasonably request; provided, however, notwithstanding the foregoing, neither the Company nor any of its Restricted Subsidiaries will be required to disclose or permit the inspection or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to any Purchaser (or its representatives or contractors) is prohibited by Requirements of Law or any binding agreement or (iii) that is subject to attorney client or similar privilege or constitutes attorney work product; provided, further, that in each case, the Company shall advise the holders that information is being withheld.
Section 9.3.    Notices. Promptly (but no later than five (5) days) after a Responsible Officer of any Obligor obtains actual knowledge thereof, the Company shall notify the Purchaser Representative:
(a)    of the occurrence of any Default or Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Company proposes to take with respect thereto;
(b)    of any litigation, governmental proceeding or investigation (including, without limitation, pursuant to any applicable Environmental Laws) commenced or pending against Company or any of the Restricted Subsidiaries or any of their respective properties, assets or businesses, in each case that if adversely determined would reasonably be expected to result in a Material Adverse Effect;

(c)    of any violation received by any Obligor or any Restricted Subsidiary thereof from any Governmental Authority including, without limitation, any notice of violation of Environmental Laws, which in any such case would reasonably be expected to have a Material Adverse Effect;
(d)    of the occurrence of any ERISA Event or similar event with respect to a Foreign Plan that has resulted in, or would reasonably be expected to result in, a Material Adverse Effect;
(e)    of any labor controversy that has resulted in, or threatens to result in, a strike or other work action against any Obligor or any Restricted Subsidiary thereof which could reasonably be expected to have a Material Adverse Effect;
(f)    of all fines or penalties imposed by any Governmental Authority under any applicable Health Care Laws against any Obligor or any of their respective Subsidiaries in excess of $2,500,000;
(g)    of any written notice of any civil or criminal investigation or audit, or proceeding initiated by any federal, state, or local Governmental Authority relating to any actual or alleged violation by any Obligor or any Subsidiary of any Health Care Laws or that alleges systematic, deliberate, widespread or material false or fraudulent activity by any Obligor or Subsidiary, in each case which has resulted in or would reasonably be expected to result in a Material Adverse Effect;
(h)    of any investigation, audit, or material proceeding pending or threatened in writing, by any Governmental Authority relating to any Obligor’s obligations under HIPAA, whether of or concerning any Obligor or, to the knowledge of any Obligor, any customer of any Obligor, in each case that would reasonably be expected to result in a Material Adverse Effect;
(i)    of any investigation, audit, or proceeding pending or threatened by any Governmental Authority relating to any Obligor’s obligations under FDA laws, whether of or concerning any Obligor or, to the knowledge of any Obligor, any customer of any Obligor, in each case that would reasonably be expected to result in a Material Adverse Effect;
(j)    of (i) the receipt by any Obligor of any notice of violation of or potential liability under Environmental Law that would reasonably be expected to result in a Material Adverse Effect, (ii)(A) unpermitted Releases of any Hazardous Materials, (B) the existence of any condition that would reasonably be expected to result in violations of, or Liabilities under, any Environmental Law or (C) the commencement of, or any material change to, any action, investigation, suit, proceeding, audit, claim, demand, or dispute alleging a violation of or Liability under any Environmental Law, which, in the case of clauses (A), (B) and (C) above, in the aggregate for all such clauses, would reasonably be expected to result in a Material Adverse Effect, (iii) the receipt by any Obligor of notification that any Property owned by any Obligor is subject to any Lien in favor of any Governmental Authority securing, in whole or in part, Material Environmental

Liabilities and (iv) any proposed acquisition or lease of Real Estate, if such acquisition or lease would reasonably be expected to result in a Material Adverse Effect; and
(k)    of any other event that could reasonably be expected to have a Material Adverse Effect.
Each notice pursuant to this Section 9.3 (other than clause (j)) shall be accompanied by a statement of a Responsible Officer of the Company setting forth details of the occurrence referred to therein and stating what action the Company has taken and proposes to take with respect thereto. Each notice pursuant to Section 9.3(a) shall describe with particularity any and all provisions of this Agreement and any other Note Document that have been breached.
Section 9.4.    Maintenance of Existence. Each Obligor shall, and shall cause each of its Restricted Subsidiaries to, except as permitted by Section 10.4, (a) preserve, renew and maintain in full force and effect its separate legal existence under the Requirements of Law of the jurisdiction of its organization or incorporation and (b) take all reasonable action to maintain all rights, privileges (including its good standing), permits, licenses and franchises necessary or desirable in the normal conduct of its business, except in each case to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.
Section 9.5.    Maintenance of Properties. Except if the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Obligor shall, and shall cause each of its Restricted Subsidiaries to, (a) maintain, protect and preserve all Properties necessary in the operation its business, including, to the extent necessary in each Obligor’s reasonable business judgment, the copyrights, patents, trade names, service marks and trademarks owned by such Obligor or Restricted Subsidiary; (b) maintain all of its tangible Properties and equipment necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and casualty or condemnation excepted, and (c) make all necessary repairs, renewals, replacements and additions thereof or thereto in accordance with prudent industry practice.
Section 9.6.    Maintenance of Insurance. Each Obligor shall, and shall cause each of its Restricted Subsidiaries to, maintain in full force and effect with financially sound and reputable insurance companies, insurance with respect to its Properties and business against loss or damage of the kinds customarily insured against by Persons of similar size engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Company and its Restricted Subsidiaries) as are customarily carried under similar circumstances by such Person.
Section 9.7.    Compliance with Laws.

(a)    Compliance with Laws Generally. Each Obligor shall, and shall cause each of its Restricted Subsidiaries to, comply in all respects with all Requirements of Law and all orders, writs, injunctions, decrees and judgments applicable to it or to its business or Property (including without limitation Environmental Laws, ERISA and the laws referred to in Section 5.18), except if the failure to comply therewith would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(b)    Compliance with Health Care Laws.
(i)    Without limiting or qualifying the generality of the foregoing, each Obligor shall and shall cause each of its Subsidiaries to comply, with all applicable Health Care Laws relating to the operation of such Person’s business, except where failure to comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(ii)    All Products inspected, repaired, maintained, distributed or marketed by or on behalf of any Obligor or Subsidiary that are or may become subject to the jurisdiction of the FDA or comparable Governmental Authority shall be inspected, repaired, maintained, distributed and marketed in compliance with all applicable FDA requirements and shall comply with Health Care Laws or any other requirements of law in all material respects, except where failure would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 9.8.    Books and Records. Each Obligor shall, and shall cause each of its Restricted Subsidiaries to, maintain proper books of record and account, in which entries that are full, true and correct in all material respects and are (a) in conformity with GAAP in all material respects and (b) consistently applied (except as noted in any financial statements, it being understood that such application must remain in conformity with GAAP in all material respects) shall be made of all material financial transactions and matters involving the assets and business of the Company or any of its Restricted Subsidiaries, as the case may be (it being understood and agreed that certain Foreign Subsidiaries may maintain individual books and records in conformity with general accepted accounting principles in their respective countries of organization and that such maintenance shall not constitute a breach of the representations, warranties or covenants hereunder).
Section 9.9.    [Reserved].
Section 9.10.    Covenant to Guarantee Obligations. At the expense of the Obligors, each Obligor (i) shall, within ten (10) days after any Subsidiary becomes a guarantor of any Indebtedness under the First Lien Facilities or any other Credit Facility, cause such Subsidiary to become a Subsidiary Guarantor to the extent required by the Guarantee Requirement, and (ii)

shall, and shall cause each of its Restricted Subsidiaries to, take all action necessary or reasonably requested by the Required Holders to ensure that Guarantee Requirement continues to be satisfied.
Section 9.11.    Use of Proceeds. Each Obligor shall, and shall cause each of its Restricted Subsidiaries to, use the proceeds of the issuance and sale of the Notes solely (a) together with the proceeds of borrowings on the Closing Date under the First Lien Facilities and cash on hand on the Closing Date, to pay a portion of the purchase consideration for the Closing Date Acquisition and consummate the Closing Date Refinancing, and (b) to pay the Transaction Expenses. No portion of the proceeds shall be used in any manner that causes or might cause such application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors or any other regulation thereof or to violate the Exchange Act.
Section 9.12.    [Reserved].
Section 9.13.    Payment of Taxes. Each Obligor and each Tax Affiliate shall, and shall cause each of its Restricted Subsidiaries to, pay and discharge all material Taxes imposed upon it or upon its income or profits, or upon any Properties belonging to it, in each case on a timely basis, and all lawful claims which, if unpaid, may reasonably be expected to become a lien or charge upon any Properties of the Company or any of its Restricted Subsidiaries not otherwise permitted under this Agreement; provided that neither the Company nor any of its Restricted Subsidiaries shall be required to pay any such Tax which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP.
Section 9.14.    Compliance with Anti-Corruption Laws and Sanctions. Each Obligor shall, and shall cause its Subsidiaries to, maintain in effect and enforce policies and procedures designed to promote and achieve compliance by the Obligors, their Subsidiaries and their respective directors, officers, employees and agents with applicable Anti-Corruption Laws and Sanctions and shall conduct its business in compliance with applicable Anti-Corruption Laws and Sanctions.
Section 9.15.    Environmental Matters. Without limiting the generality of the foregoing, each Obligor shall, and shall cause each of its Restricted Subsidiaries to, comply with (including with respect to its Real Estate, whether owned, leased, subleased or otherwise operated or occupied) all applicable Environmental Laws (including by implementing any Remedial Action necessary to comply with, or required by orders and directives of any Governmental Authority of competent jurisdiction issued pursuant to, any applicable Environmental Laws), except for failures to comply that would not, in the aggregate, reasonably be expected to result in a Material Adverse Effect; provided that no Obligor shall be required to undertake any Remedial Action to the extent that such Obligor’s obligation to do so is being contested in good faith, by proper proceedings, in accordance with applicable Requirements of Law (including Environmental Laws), and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.
Section 9.16.    [Reserved].
Section 9.17.    Annual Holder Calls. The Company’s management shall participate in annual conference calls with the holders, such calls to be held at such time as may be agreed to by the Company and the Required Holders, but in any event not later than the date which is 10 Business Days after the annual financial statements are to be delivered pursuant to Section 9.1(a).
Section 9.18.    Ratings. The Company shall at all times use commercially reasonable efforts to maintain a corporate family rating and a rating with respect to its senior secured debt issued by Moody’s and a corporate rating and a rating with respect to its senior secured debt issued by S&P (but in each case not to maintain a specific rating).
Section 10.    NEGATIVE COVENANTS.
Each Obligor covenants and agrees that so long as any of the Notes are outstanding:
Section 10.1.    Limitation on Liens. No Obligor shall, nor shall suffer or permit any of its Restricted Subsidiaries to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its Property, whether now owned or hereafter acquired, other than the following:
(a)    Liens securing Indebtedness under Credit Facilities in an aggregate principal amount not to exceed, at any time outstanding, the sum of (i) $384,000,000, plus (ii) an aggregate principal amount that (x) in the case of Indebtedness secured by a Lien ranking pari passu with the First Lien Facilities, does not cause the First Lien Net Leverage Ratio (calculated on a Pro Forma Basis as of the end of the most recently ended Test Period) to exceed 3.75:1.00 (other than to the extent of amounts incurred concurrently with the securing of Indebtedness under Credit Facilities in reliance on the foregoing clause (i), in which case the First Lien Net Leverage Ratio shall be permitted to exceed such level to the extent of such amounts secured in reliance on such clause (i)) and (y) in any other case, does not cause the Total Net Leverage Ratio (calculated on a Pro Forma Basis as of the end of the most recently ended Test Period) to exceed 5.50:1.00 (other than to the extent of amounts incurred concurrently with the securing of Indebtedness under Credit Facilities in reliance on the foregoing clause (i), in which case the Total Net Leverage Ratio shall be permitted to exceed such level to the extent of such amounts secured in reliance on such clause (i)); provided solely with respect to Indebtedness under Credit Facilities the proceeds of which are intended to and shall be used to finance substantially contemporaneously a Permitted Acquisition, such Permitted Acquisition may be consummated notwithstanding the failure to comply with the Total Net Leverage Ratio test set forth in the foregoing clause (ii) if such Permitted Acquisition is a Limited Condition Transaction and the Company was in compliance with such Total Net Leverage Ratio test on a Pro Forma Basis (giving effect to such Permitted Acquisition and the related Indebtedness, in addition to any other applicable transactions, and assuming any revolving loans are fully funded) on the date that a legally binding commitment was entered into with respect to such Permitted Acquisition;
(b)    Liens existing on the date hereof and set forth on Schedule 10.1(b);
(c)    Liens for taxes, assessments or governmental charges which are not overdue for a period of more than thirty (30) days or which are not required to be paid pursuant to Section 9.13;
(d)    statutory or common law Liens of landlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens imposed by Requirements of Law arising in the Ordinary Course of Business which either (i) are not in excess of $60,000 individually or (ii) secure amounts not overdue for a period of more than sixty (60) days or if more than sixty (60) days overdue, are unfiled (or if filed have been discharged or stayed) and no other action has been taken to enforce such Lien or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person to the extent required in accordance with GAAP;
(e)    (i) pledges, deposits or Liens arising as a matter of law in the Ordinary Course of Business in connection with workers’ compensation, payroll taxes, unemployment insurance and other social security legislation and (ii) pledges and deposits in the Ordinary Course of Business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Company or any of its Restricted Subsidiaries;
(f)    deposits to secure the performance and payment of bids, trade contracts, governmental contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the Ordinary Course of Business;
(g)    easements, rights-of-way, restrictions, covenants, conditions, encroachments, protrusions and other similar encumbrances and minor title defects affecting real property which, in the aggregate, do not in any case materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(h)    Liens securing judgments for the payment of money (or appeal or surety bonds relating to such judgments) not constituting an Event of Default under Section 11(h);
(i)    Liens securing (A) Capital Lease Obligations and other Indebtedness (including Capital Leases) financing the acquisition, construction, repair, replacement or improvement of fixed or capital assets; provided that such Indebtedness is incurred concurrently with or within one hundred and eighty (180) days after the applicable acquisition, construction, repair, replacement or improvement, and (B) any Permitted Refinancing of any Indebtedness set forth in the immediately preceding clause (i); provided, further, that (w) the aggregate principal amount of Indebtedness (including without limitation Capital Lease Obligations) secured under this Section 10.1(i) does not exceed $18,000,000 at any time outstanding, provided, that, in each case, (x) such Liens attach concurrently with or within one hundred and eighty (180) days after the acquisition, construction, repair, replacement or improvement (as applicable) of the Property subject to such Liens, (y) such Liens do not at any time encumber any Property other than the Property financed by such Indebtedness, replacements thereof and additions and accessions to such Property and the proceeds and the products thereof and customary security deposits, and (z) with respect to Capital Leases, such Liens do not at any time extend to or cover any assets (except for additions and accessions to such assets, replacements and products thereof and customary security deposits) other than the assets subject to such Capital Leases; provided that individual financings of equipment provided by one lender may be cross-collateralized to other financings of equipment provided by such lender;
(j)    leases, licenses, subleases or sublicenses and Liens on the Property covered thereby, in each case, granted to others in the Ordinary Course of Business which do not (i) interfere in any material respect with the business of the Company or any of its Restricted Subsidiaries, taken as a whole, or (ii) secure any Indebtedness;
(k)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the Ordinary Course of Business;
(l)    Liens (i) of a collection bank (including those arising under Section 4-210 of the UCC) on the items in the course of collection and (ii) in favor of a banking or other financial institution arising as a matter of law encumbering deposits or other funds maintained with a financial institution (including the right of set off) and which are within the general parameters customary in the banking industry;
(m)    Liens (i) on cash advances in favor of the seller of any Property to be acquired in a Permitted Acquisition or other Investment to be applied against the purchase price for such Investment and (ii) consisting of an agreement to Dispose of any Property in a Disposition, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;
(n)    [reserved];
(o)    Liens existing on Property at the time of its acquisition or existing on the Property of any Person at the time such Person becomes a Restricted Subsidiary, in each case after the date hereof; provided that (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Restricted Subsidiary, and (ii) such Lien does not extend to or cover any other assets or Property (other than the proceeds or products thereof and other than after-acquired Property subjected to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired Property, it being understood that such requirement shall not be permitted to apply to any Property to which such requirement would not have applied but for such acquisition);
(p)    any interest or title of a lessor or sublessor under leases or subleases entered into by the Company or any of its Restricted Subsidiaries in the Ordinary Course of Business;
(q)    Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks or other financial institutions not given in connection with the incurrence of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Company or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the Ordinary Course of Business of the Company or its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Company or any of its Restricted Subsidiaries in the Ordinary Course of Business;
(r)    Liens arising from precautionary UCC financing statement filings;
(s)    Liens on insurance policies, the proceeds thereof and premium refunds securing the financing of the premiums with respect thereto;
(t)    any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;
(u)    the modification, replacement, renewal or extension of any Lien permitted by clauses (b), (i) and (o) of this Section 10.1; provided that (i) the Lien does not extend to any additional Property other than (A) after-acquired Property that is affixed or incorporated into the Property covered by such Lien and (B) proceeds and products thereof; and (ii) the renewal, extension or refinancing of the obligations secured or benefited by such Liens is permitted by Section 5.3;

(v)    ground leases in respect of real property on which facilities owned or leased by the Company or any of its Restricted Subsidiaries are located;
(w)    Liens on Property of Non-Obligor securing Indebtedness of such Non-Obligor;
(x)    Liens solely on any cash earnest money deposits made by the Company or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;
(z)    Liens securing Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections and similar arrangements in each case in connection with deposit accounts incurred in the ordinary course;
(aa)    other Liens securing Indebtedness or other obligations in an aggregate principal amount at any time outstanding not to exceed $12,000,000.00; and
(bb)    with respect to any Foreign Subsidiary, other Liens and privileges arising mandatorily by Requirements of Law.
Section 10.2.    [Reserved].
Section 10.3.    [Reserved].
Section 10.4.    Fundamental Changes. No Obligor shall, nor shall suffer or permit any of its Restricted Subsidiaries to, merge, amalgamate, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that:
(a)    any Subsidiary of the Company may merge, amalgamate, dissolve, liquidate or consolidate with (i) the Company; provided that the Company shall be the continuing or surviving Person, as applicable, or (ii) any one or more other Subsidiaries; provided that when any Subsidiary that is an Obligor is merging or amalgamating with another Subsidiary, an Obligor shall be the continuing or surviving Person, as applicable;
(b)    (i) any Subsidiary of the Company that is not an Obligor may merge, amalgamate, dissolve, liquidate or consolidate with or into any other Subsidiary that is not an Obligor, (ii) so long as no Event of Default exists or would result therefrom, (A) any Restricted Subsidiary of the Company may liquidate, dissolve or wind up or (B) any Restricted Subsidiary of the Company may change its legal form, in each case, if in either case, the Company determines in good faith that such action is in the best interests of the Company and its Restricted Subsidiaries and is not materially disadvantageous to the holders and (iii) so long as no Event of Default exists or would result therefrom, the Company may change its legal form if it determines in good faith that such action is in the best interests of the Company and its Restricted Subsidiaries, and the Required Holders reasonably determine it is not materially disadvantageous to the holders; provided that the Company and any such Restricted Subsidiary shall comply with Section 10.15 in connection with the foregoing;
(c)    any Subsidiary of the Company may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to another Subsidiary;
(d)    so long as no Default exists or would result therefrom, the Company may merge or amalgamate, dissolve, liquidate or consolidate with any other Person to the extent such merger, amalgamation, dissolution, liquidation or consolidation is otherwise permitted hereunder; provided that the Company shall be the continuing or surviving corporation;
(e)    any Restricted Subsidiary of the Company may merge, amalgamate, dissolve, liquidate or consolidate with any other Person in order to effect an Investment (to the extent such merger, amalgamation, dissolution, liquidation or consolidation is otherwise permitted hereunder); provided that (i) the continuing or surviving Person shall be a Restricted Subsidiary, which together with each of its Subsidiaries, shall have complied with the requirements of Section 9.10 and (ii) if any such Restricted Subsidiary is an Obligor, then the continuing or surviving Person shall be an Obligor;
(f)    any Permitted Acquisition, any Permitted Reorganization, any Investment and any Disposition, in each case otherwise permitted under this Agreement, may be consummated; and
(g)    so long as no Event of Default exists or would result therefrom, a merger, amalgamation, dissolution, winding up, liquidation, consolidation or Disposition, the purpose of which is to effect a Disposition permitted under this Agreement, may be effected substantially concurrently with such Disposition; provided that, in any such transaction involving the Company, the Company shall be the continuing or surviving Person or shall not have been merged, amalgamated, dissolved, wound up, liquidated, consolidated or Disposed of.
Section 10.5.    [Reserved].
Section 10.6.    Restricted Payments. If an Event of Default shall have occurred and be continuing, no Obligor shall, nor shall suffer or permit any of its Restricted Subsidiaries to, declare or make, directly or indirectly, any Restricted Payment, except that:
(a) each Restricted Subsidiary of the Company may make Restricted Payments to the Company and to other Restricted Subsidiaries (and, in the case of a Restricted Payment by a non-Wholly-Owned Subsidiary, to the Company and any other of its Restricted Subsidiaries and to each other owner of Stock or Stock Equivalents of such Restricted Subsidiary based on their relative ownership interests of the relevant class of Stock or Stock Equivalents);
(b) the Company may (or may make Restricted Payments to permit any direct or indirect parent thereof to) redeem in whole or in part any of its Stock or Stock Equivalents for another class of its (or such parent’s) Stock or Stock Equivalents or rights to acquire its Stock or Stock Equivalents or with proceeds from substantially concurrent equity contributions or issuances of new Stock or Stock Equivalents (other than any Excluded Contribution); provided that any terms and provisions material to the interests of the Purchasers, when taken as a whole, contained in such other class of Stock or Stock Equivalents are at least as advantageous to the Purchasers as those contained in the Stock or Stock Equivalents redeemed thereby and (ii) the Company and each of its Restricted Subsidiaries may declare and make dividend payments or other distributions payable solely in the Stock or Stock Equivalents of such Person;
(c) to the extent constituting Restricted Payments, the Company and its Restricted Subsidiaries may enter into and consummate transactions expressly permitted by any provision of Section 10.4;
(d) repurchases of Stock or Stock Equivalents in the Ordinary Course of Business in the Company (or any direct or indirect parent thereof) or any of its Restricted Subsidiaries deemed to occur upon exercise of stock options or warrants if such Stock or Stock Equivalents represent a portion of the exercise price of such options or warrants;
(e) the Company or any of its Restricted Subsidiaries may make Restricted Payments in the Ordinary Course of Business to effectuate share repurchases in connection with the vesting of incentive equity by management and employees to facilitate the payment of income taxes owed by such person in connection therewith;
(f) the Company or any of its Restricted Subsidiaries may (a) pay cash in lieu of fractional Stock or Stock Equivalents in connection with any dividend, split or combination thereof or any Permitted Acquisition and (b) honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion and may make payments on convertible Indebtedness in accordance with its terms;
(g) [reserved]; and
(h) Restricted Payments not in excess of any Excluded Contribution.
Section 10.7.    [Reserved].
Section 10.8.    [Reserved]

Section 10.9.    [Reserved].
Section 10.10.    [Reserved].
Section 10.11.    [Reserved].
Section 10.12.    [Reserved].
Section 10.13.    [Reserved].
Section 10.14.    Fiscal Year. The Company shall not, nor shall it permit any of its Restricted Subsidiaries (other than any Restricted Subsidiary acquired after the Closing Date, and in such case only to the extent necessary to conform to the Fiscal Year of the Company or any of its Restricted Subsidiaries) to, change its methodology of determining its Fiscal Year end from such methodology in effect on the Closing Date without the consent of the Required Holders (which such consent shall not be unreasonably withheld or delayed).
Section 10.15.    Changes in Accounting. No Obligor shall, nor shall suffer or permit any of its Restricted Subsidiaries to, make any significant change in accounting treatment or reporting practices, except as required by GAAP or as disclosed in its financial statements, it being understood that such accounting treatment and reporting practices must remain in accordance with GAAP in all material respects.
Section 10.16.    Sanctions and Anti-Corruption Laws.
(a)    No Obligor shall use, and each Obligor shall procure that its Restricted Subsidiaries and its or their respective directors, officers, employees and agents acting on behalf of the Company shall not use, the proceeds of any the issue and sale of the Notes: (i) for the purpose of funding, financing or facilitating any activities, business, or transactions of or with any Sanctioned Person, or in any Designated Jurisdiction, in each case, in violation of Sanctions or (ii) in any other manner that will result in a violation by any holder of any Sanctions.
(b)    No Obligor shall, nor shall permit any of its Restricted Subsidiaries to, directly or knowingly indirectly use the proceeds of the issue and sale of the Notes for any purpose which would breach Anti-Corruption Laws.

Section 11.    EVENTS OF DEFAULT.
Any of the following events referred to in any of the clauses (a) through (l) inclusive of this Section 11 shall constitute an “Event of Default”:

(a)    Non-Payment. Any Obligor fails to pay (i) when and as required to be paid herein, any amount of principal of any Note or (ii) within five (5) Business Days after the same becomes due, any interest on any Note or any other amount payable hereunder or with respect to any other Note Document; or
(b)    Specific Covenants. The Company fails to perform or observe any term, covenant or agreement contained in (i) any of Section 9.3(a) or Section 9.4(a) (solely with respect to the Obligors), or (ii) Section 10.4 (solely with respect to the Company), or
(c)    Other Defaults. (i) The Company fails to perform or observe any term, covenant or agreement contained in Section 9.1, 9.2(b), or 9.10 within five (5) days of the date compliance therewith is required, or (ii) any Obligor fails to perform or observe any other covenant or agreement (not specified in clause (a), (b) or (c)(i) above) contained in any Note Document on its part to be performed or observed and such failure continues for thirty (30) days after receipt by the Company of written notice thereof by the Required Holders; or
(d)    Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Obligor herein, in any other Note Document, or in any document required to be delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made (or to the extent such representation or warranty is qualified by materiality, in any respect when made or deemed made); or
(e)    Cross-Acceleration. (i) Any Obligor or any of its Restricted Subsidiaries (A) fails to make any payment beyond the applicable grace period with respect thereto, if any (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than the Notes) having an aggregate principal amount of not less than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness, or any other event occurs (other than, with respect to Indebtedness consisting of Rate Contracts, termination events or equivalent events pursuant to the terms of such Rate Contracts), the effect of which default or other event is to cause such Indebtedness to become due or to be required to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or to cause an offer to repurchase, prepay, defease or redeem all such Indebtedness to be required to be made, prior to its stated maturity; provided that this clause (e)(B) shall not apply to (x) Indebtedness that becomes due as a result of the voluntary sale or transfer of the Property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness and (y) any Indebtedness if the sole remedy of the holder thereof in the event of the non-payment of such Indebtedness or the non-payment or nonperformance of obligations related thereto is to convert such Indebtedness into Qualified Stock and cash in lieu of fractional shares, or (ii) there occurs under any Rate Contract an Early Termination Date (as defined in such Rate Contract) resulting from (A) any event of default under such Rate Contract as to which an Obligor or any Restricted Subsidiary thereof is the Defaulting Party (as defined in such Rate Contract) or (B) any Termination Event (as defined in such Rate Contract) under such Rate Contract as to which an Obligor or any Restricted Subsidiary thereof is an Affected Party (as defined in such Rate Contract) and, in either event, the Swap Termination Value owed by such Rate Party (as defined in such Rate Contract) or such Restricted Subsidiary as a result thereof is not less than the Threshold Amount; or
(f)    Insolvency Proceedings, Etc. (i) Any Obligor or any Restricted Subsidiary of an Obligor (A) institutes or consents to the institution of any Insolvency Proceeding (including any proceeding under any Debtor Relief Law), or makes an assignment for the benefit of creditors; or (B) applies for or consents to the appointment of any receiver, interim receiver, receiver and manager, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its Property; or (ii) any receiver, interim receiver, receiver and manager, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or (iii) any Insolvency Proceeding (including any proceeding under any Debtor Relief Law) relating to any Obligor or any Restricted Subsidiary of an Obligor or to all or any material part of the Property of any Obligor or any Restricted Subsidiary of an Obligor is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days; or (iv) an order for relief is entered in any such proceeding; or
(g)    Inability to Pay Debts; Attachment. (i) Any Obligor or any of its Restricted Subsidiaries admits in writing its general inability or fails generally to pay its debts as they become due or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the Property of Obligors, taken as a whole, and is not released, vacated or fully bonded within sixty (60) days after its issue or levy; or
(h)    Judgments. There is entered against any Obligor or any of its Restricted Subsidiaries a final judgment or order for the payment of money in an aggregate amount, together with all of such final judgments or orders for payment of money, exceeding the Threshold Amount (to the extent not covered by either (i) independent third-party insurance as to which the insurer does not deny coverage or (ii) another creditworthy (as reasonably determined by the Required Holders) indemnitor) and such judgment or order shall not have been satisfied, paid, vacated, discharged or stayed or bonded pending an appeal for a period of sixty (60) consecutive days; or
(i)    ERISA. The occurrence of any of the following, which either individually or taken in the aggregate, could reasonably be expected to result in a Material Adverse Effect: (i) An ERISA Event occurs with respect to a Plan, Pension Plan or Multiemployer Plan, (ii) any Obligor or any

ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its Withdrawal Liability under Section 4201 of ERISA under a Multiemployer Plan, (iii) any Obligor or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, or (iv) a termination, withdrawal or noncompliance with applicable law or plan terms or termination, withdrawal or other event similar to an ERISA Event occurs with respect to a Plan or Foreign Plan; or
(j)    Invalidity of Note Documents. (i) Any provision of any material Note Document shall for any reason cease to be valid and binding on or enforceable against any Obligor or any Restricted Subsidiary of any Obligor party thereto or any Obligor, or any Obligor or any Restricted Subsidiary of any Obligor shall so state in writing or bring an action to limit its obligations or liabilities thereunder or (ii) any material provision of any Subsidiary Guaranty, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 10.4) or as a result of the satisfaction in full of all the obligations of the Obligors under the Note Documents, ceases to be in full force and effect;
(k)    [reserved]; or
(l)    [reserved].
Section 12.    REMEDIES ON DEFAULT, ETC.
Section 12.1.    Acceleration.
(a)    If an Event of Default with respect to the Company described in Section 11(f) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.
(b)    If any other Event of Default has occurred and is continuing, the Required Holders may at any time at its or their option, by notice or notices to the Company, declare any or all the Notes then outstanding to be immediately due and payable. If any Event of Default described in Section 11(a) has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable.
Upon any Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus all accrued and unpaid interest thereon (including interest accrued thereon at the Default Rate), plus, in the case of an acceleration in connection with any Event of Default described in Section 11(a)(ii), Section 11(b)(ii), Section 11(c) (solely with respect to any failure to perform or observe any term, covenant or agreement contained in Sections 8.5, 9.10, 10.1, or 10.4 or any intentional failure to perform or observe any term, covenant or agreement contained in Sections 10.14, 10.15, or 10.16), or Section 11(f), all premium (if any) that would be payable if such Notes were redeemed pursuant to Section 8.2 on the date of such acceleration, in each case shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for) and that the provision for payment of any premium amount by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default is intended to provide compensation for the deprivation of such right under such circumstances.
Section 12.2.    Other Remedies. If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, upon notice to the Company, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note or Subsidiary Guaranty, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.
Section 12.3.    Rescission. At any time after any Notes have been declared due and payable pursuant to Section 12.1(b), the Required Holders, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal of and premium, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and premium, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) neither the Company nor any other Person shall have paid any amounts which have become due solely by reason of such declaration, (c) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17, and (d) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.
Section 12.4.    No Waivers or Election of Remedies, Expenses, Etc. No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement, the Subsidiary Guaranty or any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Section 15, the Company will pay to the holder of each

Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including reasonable attorneys’ fees, expenses and disbursements.
Section 13.    REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES.
Section 13.1.    Registration of Notes. The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. If any holder of one or more Notes is a nominee, then (a) the name and address of the beneficial owner of such Note or Notes shall also be registered in such register as an owner and holder thereof and (b) at any such beneficial owner’s option, either such beneficial owner or its nominee may execute any amendment, waiver or consent pursuant to this Agreement. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of a Note, promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.
Section 13.2.    Transfer and Exchange of Notes. Upon surrender of any Note to the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)), for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly executed by the registered holder of such Note or such holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such Note or part thereof), within 10 Business Days thereafter, the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new Notes (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note, provided, however, that no Disqualified Person shall be a transferee. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Schedule 1. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $100,000, provided that, if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $100,000. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in Section 6. In connection with any such transfer, upon reasonable request by the Company to such transferring holder at the expense of such holder, such holder or its transferee will give to the Company an opinion of counsel (which may be in-house counsel or outside counsel to such holder or transferee or, in each case, its investment adviser) in form and substance reasonably satisfactory to the Company to the effect that the proposed transfer may be effected without registration of the Note under the Securities Act.
Section 13.3.    Replacement of Notes. Upon receipt by the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)) of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note,
(a)    in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or another holder of a Note with a minimum net worth of at least $50,000,000 or a Qualified Institutional Buyer, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or
(b)    in the case of mutilation, upon surrender and cancellation thereof, within 10 Business Days thereafter, the Company at its own expense shall execute and deliver, in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.
Section 14.    PAYMENTS ON NOTES.
Section 14.1.    Place of Payment. Subject to Section 14.2, payments of principal, premium, if any, and interest becoming due and payable on the Notes shall be made in New York, New York at the principal office of JPMorgan Chase Bank, NA in such jurisdiction. The Company may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.
Section 14.2.    Payment by Wire Transfer. So long as any Purchaser or its nominee shall be the holder of any Note, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, premium, if any, interest and all other amounts becoming due hereunder by the method and at the address specified for such purpose below such Purchaser’s name in the Purchaser Schedule, or by such other method or at such other address as such Purchaser shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or redemption in full of any Note, such Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 14.1. Prior to any sale or other disposition of any Note held by a Purchaser or its nominee, such Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 13.2. The Company will afford the benefits of this Section 14.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by a Purchaser under this Agreement and that has made the same agreement relating to such Note as the Purchasers have made in this Section 14.2.
Section 15.    EXPENSES, ETC.
Section 15.1.    Transaction Expenses. The Company will pay all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees of one special outside counsel for each of the two Purchasers (or groups of affiliated Purchasers) holding (in the aggregate, in the case of any such group) the greatest aggregate principal amount of the Notes and, if reasonably required by the Required Holders, a single local counsel in each appropriate jurisdiction) incurred by the Purchasers in connection with the transactions contemplated by this Agreement and in connection with any amendments, waivers or consents under or in respect of this Agreement, the Subsidiary Guaranty or the Notes (whether or not such amendment, waiver or consent becomes effective), including the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement, the Subsidiary Guaranty or the Notes or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement, the Subsidiary Guaranty or the Notes, or by reason of being a holder of any Note; provided, that if an Event of Default has occurred and is continuing, the Company will pay all such costs and expenses of one special outside counsel and, if reasonably required by such Purchaser (or group of affiliated Purchasers), a single local counsel in each appropriate jurisdiction, in each case for each Purchaser (or group of affiliated Purchasers).
Section 15.2.    Indemnity. The Company shall indemnify and hold harmless each holder of Notes and each of their Affiliates, successors and assigns and their respective officers, directors, employees, agents, advisors and other representatives (each, an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same are incurred for) any and all claims, damages, losses, liabilities and expenses (but limited in the case of attorneys’ fees to one outside counsel and/or special counsel to such Indemnified Parties taken as a whole and one local counsel in each relevant jurisdiction, and solely in the event of a conflict of interest, one additional counsel to each group of similarly situated Indemnified Parties) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any claim, investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) any aspect of the transactions contemplated hereby or any similar transaction and any of the other transactions contemplated thereby or (ii) this Agreement and any other financings, or any use made or proposed to be made with the proceeds thereof, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence, bad faith, willful misconduct or a material breach of this Agreement by such Indemnified Party or any of its Related Indemnified Parties, or to the extent arising from any dispute solely among Indemnified Parties other than any claims arising out of any act or omission by the Company or its Affiliates. In the case of any claim, litigation, investigation or proceeding (any of the foregoing, a “Proceeding”) to which the indemnity in this Section 15.2 applies, such indemnity shall be effective whether or not such Proceeding is brought by the Company, its equity holders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not any aspect of the transactions contemplated hereby are consummated. The Company also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company or its Subsidiaries or Affiliates or to the Company’s or such Subsidiaries’ respective equity holders or creditors or any other person arising out of, related to or in connection with any aspect of the transactions contemplated hereby, except to the extent of direct (as opposed to special, indirect, consequential or punitive) damages determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence, bad faith, willful misconduct or its material breach of this Agreement. It is further agreed that the Company shall not have any liability for special, indirect, consequential or punitive damages; provided that the foregoing shall not limit the Company’s indemnification obligations under this Section 15.2. Notwithstanding any other provision of this Agreement, no Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, other than for direct, actual damages resulting from the gross negligence, bad faith or willful misconduct of such Indemnified Party or any of its Related Indemnified Parties as determined by a final, non-appealable judgment by a court of competent jurisdiction. The Company shall not, without the prior written consent of an Indemnified Party (which consent shall not be unreasonably withheld), effect any settlement of any pending or threatened Proceeding against an Indemnified Party in respect of which indemnity could have been sought hereunder by such Indemnified Party unless (i) such settlement includes an unconditional release of such Indemnified Party from all liability or claims that are the subject matter of such Proceeding and (ii) does not include any statement as to any admission. For the purposes hereof, “Related Indemnified Party” means (1)

any controlling person or controlled Affiliate of such Indemnified Party, (2) the respective directors, officers or employees of such Indemnified Party or any of its controlling persons or controlled Affiliates and (3) the respective agents of such Indemnified Party or any of its controlling persons or controlled Affiliates, in the case of this clause (3), acting on behalf of, or at the express instructions of, such Indemnified Person, controlling person or such controlled Affiliate; provided that each reference to a controlling person, controlled Affiliate, director, officer or employee in this sentence pertains to a controlling person, controlled Affiliate, director, officer or employee involved in the negotiation of this Agreement and the Notes.
Section 15.3.    Certain Taxes. The Company agrees to pay all stamp, documentary or similar taxes or fees which may be payable in respect of the execution and delivery or the enforcement of this Agreement or the Subsidiary Guaranty or the execution and delivery (but not the transfer) or the enforcement of any of the Notes in the United States or any other jurisdiction where the Company or any Subsidiary Guarantor has assets or of any amendment of, or waiver or consent under or with respect to, this Agreement or the Subsidiary Guaranty or of any of the Notes, and to pay, when due, any value added tax due and payable in respect of reimbursement of costs and expenses by the Company pursuant to this Section 15, and, to the extent permitted by applicable law, will hold each holder of a Note harmless against any loss or liability (including interest and penalties) resulting from any nonpayment or delay in payment of any such tax or fee required to be paid by the Company hereunder.
Section 15.4.    Survival. The obligations of the Company under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement, the Subsidiary Guaranty or the Notes, and the termination of this Agreement.
Section 16.    SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.
All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement shall be deemed representations and warranties of the Company under this Agreement. Subject to the preceding sentence, this Agreement, the Notes and any Subsidiary Guaranties embody the entire agreement and understanding between each Purchaser and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.
Section 17.    AMENDMENT AND WAIVER.
Section 17.1.    Requirements. This Agreement, the Notes and the Subsidiary Guaranty may be amended, and the observance of any term hereof, of the Notes or the Subsidiary

Guaranty may be waived (either retroactively or prospectively), only with the written consent of the Company and the Required Holders, except that:
(a)    no amendment or waiver of any of Sections 1, 2, 3, 4, 5, 6 or 21 hereof, or any defined term (as it is used therein), will be effective as to any holder of Notes unless consented to by such holder in writing; and
(b)    no amendment or waiver may, without the written consent of the holder of each Note at the time outstanding, (i) subject to Section 12 relating to acceleration or rescission, reduce the amount or delay the time of any payment of principal of, or reduce the rate or amount, or delay the time of payment or method of computation, of (x) interest on the Notes or (y) any premium with respect to the Notes, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any amendment or waiver, or (iii) amend Section 12 or this Section 17.
Section 17.2.    Solicitation of Holders of Notes.
(a)    Solicitation. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to this Section 17 or the Subsidiary Guaranty to each holder of a Note promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.
(b)    Payment. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any holder of a Note as consideration for or as an inducement to the entering into by such holder of any waiver or amendment of any of the terms and provisions hereof or of the Subsidiary Guaranty or any Note unless an opportunity to consent to such waiver or amendment and receive such remuneration, security, or other credit support is concurrently offered, on the same terms, ratably to each holder of a Note.
Section 17.3.    Binding Effect, Etc.. Any amendment or waiver consented to as provided in this Section 17 applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and any holder of a Note and no delay in exercising any rights hereunder or under any Note or Subsidiary Guaranty shall operate as a waiver of any rights of any holder of such Note.
Section 17.4.    Notes Held by Company, Etc.. Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement, the Subsidiary Guaranty or the Notes, or have directed the taking of any action provided herein or in the Subsidiary Guaranty or the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company or any of its controlled Affiliates shall be deemed not to be outstanding.
Section 18.    NOTICES.
All notices and communications provided for hereunder shall be in writing and sent (a) by telecopy, (b) by registered or certified mail with return receipt requested (postage prepaid), (c) by an internationally recognized overnight delivery service (charges prepaid) or (d) by e-mail, provided, that upon request of any holder to receive paper copies of such notices or communications, the Company will promptly deliver such paper copies to such holder:
(i)    if to any Purchaser or its nominee, to such Purchaser or nominee at the address specified for such communications in the Purchaser Schedule, or at such other address as such Purchaser or nominee shall have specified to the Company in writing,
(ii)    if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing, or
(iii)    if to the Company, to the Company at its address set forth at the beginning hereof to the attention of the Chief Financial Officer and the General Counsel, or at such other address as the Company shall have specified to the holder of each Note in writing.
Notices under this Section 18 will be deemed given only when actually received.
Section 19.    [RESERVED].
Section 20.    CONFIDENTIAL INFORMATION.
For the purposes of this Section 20, “Confidential Information” means information relating to the Company, its Subsidiaries, and their respective businesses and operations, in each case, delivered to any holder of a Note (in its capacity as such) by or on behalf of the Company or any Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to such holder or any of its Affiliates prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission or violation of this Section 20 by such holder or any Person acting on such holder’s behalf, (c) otherwise becomes known to such holder or any of its Affiliates other than through disclosure by the Company or any Subsidiary and from a source not known by such holder of any of its Affiliates to be subject to disclosure restrictions or (d) constitutes financial statements delivered to such holder in accordance with the terms hereof that are otherwise publicly available other than as a result of a breach of this Section 20. Each holder of a Note will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such holder in good faith to protect confidential information of third parties delivered to such holder, provided that such holder may deliver or disclose Confidential Information to (i) its Affiliates and its and their respective directors, officers, partners, employees, agents, attorneys, and trustees (to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes) who agree to hold confidential the Confidential Information substantially in accordance with this Section 20, (ii) its auditors, financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with this Section 20, (iii) any other holder of any Note, (iv) any Institutional Investor to which it sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by this Section 20), (v) any Person from which it offers to purchase any Security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by this Section 20), (vi) any federal or state regulatory authority having jurisdiction over such holder, (vii) any nationally recognized rating agency that requires access to information about such holder’s investment portfolio (solely to the extent necessary for ratings purposes), or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such holder, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such holder is a party, or (z) if any Event of Default has occurred and is continuing, to the extent such holder may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such holder’s Notes, this Agreement, or the Subsidiary Guaranty. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement.
In the event that as a condition to receiving access to information relating to the Company or its Subsidiaries in connection with the transactions contemplated by or otherwise pursuant to this Agreement, any Purchaser or holder of a Note is required to agree to a confidentiality undertaking (whether through IntraLinks, another secure website, a secure virtual workspace or otherwise) which is different from this Section 20, this Section 20 shall not be amended thereby and, as between such Purchaser or such holder and the Company, this Section 20 shall supersede any such other confidentiality undertaking.
Section 21.    SUBSTITUTION OF PURCHASER.
Each Purchaser shall have the right to substitute any one of its Affiliates or another Purchaser or any one of such other Purchaser’s Affiliates (other than any entity that has elected to be regulated as a “business development company” under the Investment Company Act or a Disqualified Person) (a “Substitute Purchaser”) as the purchaser of the Notes that it has agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both such Purchaser and such Substitute Purchaser, shall contain such Substitute Purchaser’s agreement to be bound by this Agreement and shall contain a confirmation by such Substitute Purchaser of the accuracy with respect to it of the representations set forth in Section 6. Upon receipt of such notice, any reference to such Purchaser in this Agreement (other than in this Section 21), shall be deemed to refer to such Substitute Purchaser in lieu of such original Purchaser. In the event that such Substitute Purchaser is so substituted as a Purchaser hereunder and such Substitute Purchaser thereafter transfers to such original Purchaser all of the Notes then held by such Substitute Purchaser, upon receipt by the Company of notice of such transfer, any reference to such Substitute Purchaser as a “Purchaser” in this Agreement (other than in this Section 21), shall no longer be deemed to refer to such Substitute Purchaser, but shall refer to such original Purchaser, and such original Purchaser shall again have all the rights of an original holder of the Notes under this Agreement.
Section 22.    MISCELLANEOUS.
Section 22.1.    Successors and Assigns. All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including any subsequent holder of a Note, but which, for the avoidance of doubt, shall not include any Disqualified Persons) whether so expressed or not, except that the Obligors may not assign or otherwise transfer any of their rights or obligations hereunder or under the Notes or any other Note Documents without the prior written consent of each holder. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto and their respective successors and assigns permitted hereby) any legal or equitable right, remedy or claim under or by reason of this Agreement.
Section 22.2.    Accounting Terms. All accounting determinations required to be made pursuant hereto shall, unless expressly otherwise provided herein, be made in accordance with GAAP. No change in the accounting principles used in the preparation of any financial statement hereafter adopted by the Company shall be given effect for purposes of measuring compliance with any provision of Section 10 unless the Company and the Required Holders agree to modify such provisions to reflect such changes in GAAP and, unless such provisions are modified, all financial statements, Compliance Certificates and similar documents provided hereunder shall be provided together with a reconciliation between the calculations and amounts set forth therein before and after giving effect to such change in GAAP; provided that notwithstanding the foregoing or anything to the contrary herein, all leases of the Company and its restricted subsidiaries that are treated as operating leases for purposes of GAAP on the Closing Date shall continue to be accounted for as operating leases regardless of any change in, or in the application of, GAAP following such date that would otherwise require such leases to be treated as capital leases. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to in Section 10 shall be made, without giving effect to any election under Accounting Standards Codification 825-10 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other Liabilities of the Company, any Subsidiary Guarantor, or any Subsidiary of the Company or any Subsidiary Guarantor at “fair value.” If the incurrence of any Lien in compliance with this Agreement is subject to a maximum leverage ratio, then, solely for the purposes of determining such availability or compliance, the cash proceeds of the Indebtedness secured by such Lien shall not be included in the calculation, if applicable, of cash or cash equivalents included in the determination of such leverage ratio; provided that, to the extent the proceeds of any such Indebtedness are to be used to repay other Indebtedness, the foregoing shall not limit the Company’s ability to give Pro Forma Effect to such repayment of Indebtedness and all other appropriate pro forma adjustments. Notwithstanding anything to the contrary contained herein, any obligation of a Person under a lease that is not (or would not be) required to be classified and accounted for as a Capital Lease on a balance sheet of such Person under GAAP as in effect and implemented on the Closing Date shall not be treated as a Capital Lease as a result of the adoption of changes in GAAP or changes in the application of GAAP.
Section 22.3.    Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.
Section 22.4.    Construction, Etc.. Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.
Defined terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein) and, for purposes of the Notes, shall also include any such notes issued in substitution therefor pursuant to Section 13, (b) subject to Section 22.1, any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections and Schedules shall be construed to refer to Sections of, and Schedules to, this Agreement, and (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.
Section 22.5.    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.
Section 22.6.    Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York without giving effect to choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.
Section 22.7.    Jurisdiction and Process; Waiver of Jury Trial.
(a)    The Company irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court, in each case, sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement or the Notes. To the fullest extent permitted by applicable law, the Company irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.
(b)    The Company agrees, to the fullest extent permitted by applicable law, that a final judgment in any suit, action or proceeding of the nature referred to in Section 22.7(a) brought in any such court shall be conclusive and binding upon it subject to rights of appeal, as the case may be, and may be enforced in the courts of the United States of America or the State of New York (or any other courts to the jurisdiction of which it or any of its assets is or may be subject) by a suit upon such judgment.
(c)    The Company consents to process being served by or on behalf of any holder of Notes in any suit, action or proceeding of the nature referred to in Section 22.7(a) by mailing a copy thereof by registered, certified, priority or express mail (or any substantially similar form of mail), postage prepaid, return receipt or delivery confirmation requested, to it at its address specified in Section 18 or at such other address of which such holder shall then have been notified pursuant to said Section. The Company agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.
(d)    Nothing in this Section 22.7 shall affect the right of any holder of a Note to serve process in any manner permitted by law, or limit any right that the holders of any of the Notes may have to bring proceedings against the Company in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.
(e)    THE PARTIES HERETO HEREBY WAIVE TRIAL BY JURY IN ANY ACTION BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT, THE NOTES OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THEREWITH.
* * * * *
If you are in agreement with the foregoing, please sign the form of agreement on a counterpart of this Agreement and return it to the Company, whereupon this Agreement shall become a binding agreement between you and the Company.
Very truly yours,
R1 RCM INC.
By: /s/ Joseph Flanagan
Name: Joseph Flanagan
Title: President
PROJECT LINKS PARENT, INC.
ROVER16, INC.
INTERMEDIX HOLDINGS, INC.
INTERMEDIX MIDCO, INC.
INTERMEDIX CORPORATION
MEDICAL CONSULTANTS, INC.
INTERMEDIX PHYSICIAN SERVICES, LLC
INTERMEDIX ANALYTICS, LLC
THE DEZONIA GROUP, INC.
ADVANCED DATA PROCESSING, INC.
INTERMEDIX OFFICE BASED, LLC
PRACTICE SUPPORT RESOURCES, LLC
INTERMEDIX STAFFING, INC.
MED MEDIA, INC.
INTERMEDIX ARM, LLC
By: /s/ Joseph Flanagan
Name: Joseph Flanagan
Title: President

This Agreement is hereby accepted and agreed to as of the date hereof.
TI IV ACHI HOLDINGS, LP
By: TI IV ACHI Holdings GP, LLC, its General Partner

By	/s/ Glenn F. Miller Name: Glenn F. Miller Title: Vice President

By	/s/ Jennifer Glassman Name: Jennifer Glassman Title: Controller

ASCENSION HEALTH ALLIANCE D/B/A ASCENSION

By	/s/ Anthony J. Speranzo Name: Anthony J. Speranzo Title: Executive Vice President and Chief
Financial Officer

IHC HEALTH SERVICES, INC.

By	/s/ Albert R. Zimmerli Name: Albert R. Zimmerli Title: Executive Vice President and Chief
Financial Officer

[Signature to Note Purchase Agreement]

SCHEDULE A
DEFINED TERMS
As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:
“Accredited Investor” means an “accredited investor” within the meaning of Rule 501(a) of Regulation D under the Securities Act.
“Acquired EBITDA” means, with respect to any Acquired Entity or Business for any period, the amount for such period of Consolidated EBITDA of such Acquired Entity or Business, as determined on a consolidated basis for such Acquired Entity or Business.
“Acquired Entity or Business” has the meaning specified in the definition of the term “Consolidated EBITDA.”
“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of fifty percent (50%) of the Stock and Stock Equivalents of any Person or otherwise causing any Person to become a Subsidiary of the Company, or (c) a merger or consolidation or any other combination with another Person.

“Acquisition Agreement” means that certain Agreement and Plan of Merger dated as of February 23, 2018 by and among Target, the Company, Project Links Parent, Inc., Project Links Merger Sub, Inc. and Thomas H. Lee Equity Fund VI, L.P. (in its capacity as the SecurityHolder Representative, as therein defined).

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise, but excluding any Person that would be an “Affiliate” of any of the Sponsors solely because it is an unrelated portfolio company of any of the Sponsors. “Controlling” and “Controlled” have meanings correlative thereto.
“Agreement” means this Subordinated Note Purchase Agreement, including all Schedules attached hereto.
“Anti-Corruption Laws” is defined in Section 5.18(b).

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”
“Business Day” means any day other than a Saturday, a Sunday or a day on which banks are required or authorized to close in New York City.
“Capital Lease” means, with respect to any Person, any lease of, or other arrangement conveying the right to use, any Property by such Person as lessee that has been or should be accounted for as a capital lease on a balance sheet of such Person prepared in accordance with GAAP.
“Capital Lease Obligations” means, at any time, with respect to any Capital Lease, any lease entered into as part of any sale leaseback transaction of any Person or any synthetic lease, the amount of all obligations of such Person that is (or that would be, if such synthetic lease or other lease were accounted for as a Capital Lease) capitalized on a balance sheet of such Person prepared in accordance with GAAP.
“Cash Equivalents” means (a) any readily-marketable securities (i) issued by, or directly, unconditionally and fully guaranteed or insured by the United States federal government or (ii) issued by any agency of the United States federal government the obligations of which are fully backed by the full faith and credit of the United States federal government, (b) any readily-marketable direct obligations issued by any other agency of the United States federal government, any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case having a rating of at least “A-1” from S&P or at least “P-1” from Moody’s, (c) any commercial paper rated at least “A-1” by S&P or “P-1” by Moody’s and issued by any Person organized under the laws of any state of the United States, (d) any Dollar-denominated time deposit, insured certificate of deposit, overnight bank deposit or bankers’ acceptance issued or accepted by any commercial bank that is (A) organized under the laws of the United States, any state thereof or the District of Columbia, (B) “adequately capitalized” (as defined in the regulations of its primary federal banking regulators) and (C) has Tier 1 capital (as defined in such regulations) in excess of $250,000,000; (e) with respect to any Foreign Subsidiary: (i) obligations of the national government of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business; provided such country is a member of the Organization for Economic Cooperation and Development, in each case maturing within one year after the date of investment therein, (ii) certificates of deposit of, bankers acceptances of, or time deposits with, any commercial bank which is organized and existing under the laws of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business; provided such country is a member of the Organization for Economic Cooperation and Development, and whose short-term commercial paper rating from S&P is at least “A-1” or the equivalent thereof or from Moody’s is at least “P-1” or the equivalent thereof (any such bank being an “Approved Foreign Bank”), and in each case with maturities of not more than 270 days from the date of acquisition and (iii) the equivalent of demand deposit accounts which are maintained with an Approved Foreign Bank; and (f) shares of any United States money market fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clause (a), (b), (c), (d) or (e) above with maturities as set forth in the proviso below, (ii) has net assets in excess of $500,000,000 and (iii) has obtained from either S&P or Moody’s the highest rating obtainable for money market funds in the United States; provided, however, that the maturities of all obligations specified in any of clauses (a), (b), (c) or (d) above shall not exceed 365 days.
“CFC” means a Foreign Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957(a) of the Code.
“Change of Control” means the earlier to occur of:
(a)    [reserved.]
(b)    at any time, and for any reason whatsoever, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), excluding the Sponsors, shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than the greater of (x) thirty-five percent (35%) of the then issued and outstanding voting Stock of the Company, and (y) the percentage of the then issued and outstanding voting Stock of the Company owned, directly or indirectly, beneficially by Sponsors, provided that the occurrence of the foregoing events in this clause (b) shall not be deemed a Change of Control if the Sponsors otherwise have the right, directly or indirectly, to designate (and do so designate) a majority of the board of directors or other governing body of the Company at such time.

“Change of Control Offer” is defined in Section 8.5(a).

“Change of Control Payment” is defined in Section 8.5(a).

“Change of Control Payment Date” is defined in Section 8.5(b).

“Closing Date” is defined in Section 3.
“Closing Date Acquisition” means the acquisition by the Company, directly or indirectly, of all of the Stock and Stock Equivalents of the Target and the other Target Companies pursuant to the Acquisition Agreement.

“Closing Date Refinancing” shall mean the repayment on the Closing Date of all Indebtedness of the Target Companies, the release and termination of all liens securing such debt, and the discharge of all guarantees (other than to the extent permitted to survive under this Agreement).
“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).
“Company” means R1 RCM Inc., a Delaware corporation.
“Compliance Certificate” is defined in Section 9.2(b).
“Confidential Information” is defined in Section 20.
“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period:
(a)    increased (without duplication) by an amount which, in the determination of Consolidated Net Income for such period, has been deducted or netted from gross revenues (except with respect to clauses (x) and (xii) below) for, without duplication:
(i)    total interest expense and, to the extent not reflected in such total interest expense, any losses with respect to obligations under any swap contracts (including any applicable termination payment) entered into for the purpose of hedging interest rate risk, any bank and financing fees, any costs of surety bonds in connection with financing activities, commissions, discounts and other fees and charges owed with respect to letters of credit, bankers’ acceptance or any similar facilities or financing and swap contracts;
(ii)    provision for taxes based on income or profits or capital, including, without limitation, federal, state, provincial, franchise, excise, withholding and similar taxes, including any penalties and interest relating to any tax examinations, plus, without duplication, tax distributions paid by the Company or any of its Restricted Subsidiaries in accordance with Section 5.6 during such period in the Ordinary Course of Business to effectuate share repurchases in connection with the vesting of incentive equity by management and employees to facilitate the payment of income taxes owed by such person in connection therewith;
(iii)    the total amount of depreciation and amortization expense, including amortization of capitalized software expenditures and depreciation of assets under capitalized leases;

(iv)    (A) Transaction expenses (including fees and expenses related to this Agreement and the First Lien Facilities and any amendments, supplements and modifications thereof and discretionary bonuses and other compensation-related costs incurred in connection with the consummation of the Transactions, to the extent paid on or before December 31, 2019, and in any event such discretionary bonuses and other compensation-related costs not to exceed $3,000,000 in the aggregate) and (B) any one-time costs and expenses incurred in connection with any investment, disposition, equity issuance or debt issuance to the extent permitted hereunder, including the amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses (in each case, whether or not consummated);
(v)    amounts paid pursuant to Section 6 of that certain Put Deferral and Reimbursement Agreement dated as of September 9, 2016 among Accretive Health Inc., and the Investor (as therein defined), as in effect on February 23, 2018;
(vi)    the amount of fees, costs and expenses paid to the agent or representative, lenders and/or purchasers, as applicable, in connection with the First Lien Facilities and any other Credit Facilities;
(vii)    any costs, charges, accruals, reserves and expenses in connection with the implementation of any cost savings initiatives, operating expense reductions, integration, transition, facilities openings, vacant facilities, consolidations, relocations and closings, permitted acquisitions and dispositions, business optimization (including relating to systems design, upgrade and implementation costs and software development costs), customer disputes, restructuring, severance, curtailments or modifications to pension or postretirement employee benefit plans and out-of-pocket costs relating to one-time re-branding efforts; provided that such costs, charges, accruals, reserves and expenses pursuant to this clause (vii), when added to the aggregate amount of add backs made pursuant to clause (xii) below, shall not exceed 25% of Consolidated EBITDA (prior to giving effect to this clause (vii) or clause (xii) below) for any four (4) fiscal quarter period;
(viii)    the amount of any expense or deduction associated with income of any Restricted Subsidiaries attributable to non-controlling interests or minority interest of third parties;
(ix)    any non-cash charges, losses or expenses (including tax reclassification related to tax contingencies in a prior period and, subject to clause (d) below, including accruals and reserves in respect of potential or future cash items), but excluding (x) any non-cash charge representing amortization of a prepaid cash item that was paid but not expensed in a prior period and (y) losses from hedging agreements or embedded derivatives;
(x)    cash actually received (or any netting arrangements resulting in reduced cash expenditures) during such period, and not included in Consolidated Net Income in any period, to the extent that the non-cash gain relating to such cash receipt or netting arrangement was deducted in the calculation of Consolidated EBITDA pursuant to clause (c) below for any previous period and not added back;
(xi)    unusual or non-recurring losses or charges; provided that such unusual or nonrecurring losses or charges are reasonably identifiable, factually supportable and certified by the Company’s chief financial officer;
(xii)    the amount of “run rate” cost savings, synergies and operating expense reductions projected by the Company in good faith to be realized as a result of any specified transaction, operating improvement, restructuring or cost savings initiative taken or expected in good faith to be taken within 12 months following the end of such period (calculated on a pro forma basis as though such “run rate” cost savings, synergies and operating expense reductions had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that such “run rate” cost savings, synergies and operating expense reductions are reasonably identifiable, factually supportable and certified by the Company’s chief financial officer (it is understood and agreed that “run rate” means the full recurring benefit for a period that is associated with any action taken or expected to be taken (including any savings expected to result from the elimination of a public target’s compliance costs with public company requirements); provided that such benefit is expected to be realized within 12 months of taking such action); provided, further, that such cost savings, synergies and operating expense reductions pursuant to this clause (xii), when added to the aggregate amount of add backs made pursuant to clause (vii) above, shall not exceed 25% of Consolidated EBITDA (prior to giving effect to clause (vii) above or this clause (xii)) for any four (4) fiscal quarter period provided, further, that such foregoing 12-month periods in this clause (xii) shall not apply with respect to add-backs pursuant to this clause (xii) in an aggregate amount up to $15,000,000 as specified in the Lender Presentation that was furnished in the Form 8-K filed on April 17, 2018 by the Company with the SEC;
(xiii)    costs of legal or regulatory proceedings, settlements, fines, judgments and orders (in excess of insurance recoveries in respect thereof) not to exceed $3,000,000 in the aggregate during the term of this Agreement;
(xiv)    cash expenses incurred with respect to liability events or casualty events (in excess of insurance recoveries in respect thereof), not to exceed $2,000,000 in the aggregate during the term of this Agreement;
(xv)    any realized losses resulting from obligations under any swap contracts and the application of GAAP;
(xvi)    costs and expenses incurred in connection with relocation of the Chicago, Illinois tech center to Salt Lake City, Utah (including, without limitation, legal fees, severance costs, retention, recruiting, relocation and signing bonuses and expenses incurred in connection therewith), in each case, to the extent incurred on or prior to the date which is the one year anniversary of the Closing Date;
(xvii)    losses on asset sales, disposals or abandonments (other than asset sales, disposals or abandonments in the ordinary course of business); and
(xviii)    third party advisory and consulting fees or other similar fees not to exceed $2,000,000 in any trailing twelve month period,
(b)     decreased (without duplication) by an amount which, in the determination of Consolidated Net Income for such period, has been included for: (i) non-cash income during such period (other than with respect to cash actually received and the reversal of any accrual or reserve in any prior period), and (ii) any realized gains resulting from obligations under any swap contracts and the application of GAAP,
(c)    decreased by all cash payments made during such period on account of non-cash charges added to Consolidated Net Income pursuant to clause (b)(ix) above in such period or in a prior period,
(d)     to the extent not already excluded in determining Consolidated Net Income, decreased by the amount of income consisting of or associated with losses of any Restricted Subsidiary attributable to non-controlling interests or minority interests of third parties,
(e)    decreased by non-recurring or unusual gains,
(f)    increased (without duplication and to the extent not already included in determining Consolidated EBITDA) on a Pro Forma Basis by the Acquired EBITDA of any Person, property, business or asset acquired by the Company or any of its Restricted Subsidiaries during such period (but not the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired), to the extent not subsequently sold, transferred or otherwise disposed of by the Company or such Restricted Subsidiary during such period (each such Person, property, business or asset acquired and not subsequently so disposed of, an “Acquired Entity or Business”), based on the actual Acquired EBITDA of such Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition); provided that it is understood and agreed that any add-backs to the calculation of Acquired EBITDA arising from cost-savings related to the Acquired Entity or Business (including, without limitation, the add-backs set forth in clauses (vii) and (xii) of the definition of Consolidated EBITDA) shall be subject to the percentage caps and other restrictions set forth in clause (a) above; and
(g)    decreased (without duplication and to the extent not already included in determining Consolidated EBITDA) on a Pro Forma Basis by the Disposed EBITDA of any Person, property,

business or asset sold, transferred or otherwise disposed of, closed or classified as discontinued operations by the Company or any of its Restricted Subsidiaries during such period (each such Person, property, business or asset so sold or disposed of, a “Sold Entity or Business”), based on the actual Disposed EBITDA of such Sold Entity or Business for such period (including the portion thereof occurring prior to such sale, transfer or disposition).
Notwithstanding the foregoing, for purposes of calculating Consolidated EBITDA, all implementation fees as set forth in that certain MPSA with Ascension Health dated as of February 16, 2016, as in effect on February 23, 2018, shall be included as income in the period in which such are received in cash irrespective of the treatment of such under GAAP.
For purposes of determining Consolidated EBITDA for any period that includes the quarterly periods ending June 30, 2017, September 30, 2017 and December 31, 2017, the Consolidated EBITDA for each such quarterly period shall be $11,100,000, $17,500,000, and $21,600,000, and all periods ending after December 31, 2017 and prior to the Closing Date shall be adjusted in a manner consistent with such amounts.
“Consolidated Net Debt” means, as of any date of determination, (a) the aggregate principal amount of Funded Debt of the Company and its Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with any Permitted Acquisition), consisting of Indebtedness for borrowed money (including, without limitation, Indebtedness under the First Lien Facilities, any other Credit Facility, and the Notes) together with all Indebtedness of the type described in clauses (d) and (f) of the definition of “Indebtedness” minus (b) the lesser of (i) unrestricted cash and Cash Equivalents that would be included in the consolidated balance sheet of the Company and its Restricted Subsidiaries as of such date, which unrestricted cash and Cash Equivalents shall be determined without giving pro forma effect to the proceeds of Indebtedness incurred on such date and (ii) $25,0000,000; provided that Consolidated Net Debt shall not include letters of credit, except to the extent of unreimbursed drawings thereunder.
“Consolidated Net Income” means, for any period, with respect to any Person and its Subsidiaries on a consolidated basis, net income as determined in accordance with GAAP; provided that Consolidated Net Income for any such period shall exclude, without duplication:
(a)    any net after-tax extraordinary gains, losses or charges;
(b)    the cumulative effect of a change in accounting principle(s) during such period;
(c)    any net after-tax gains or losses realized upon the disposition of assets outside the ordinary course of business (including any gain or loss realized upon the disposition of any equity interests of any Person) and any net gains or losses on disposed, abandoned and discontinued operations (other than assets held for sale) (including in connection with any disposal thereof) and any accretion or accrual of discounted liabilities;
(d)    the net income (or loss) of any Person that is not a Restricted Subsidiary and any Unrestricted Subsidiary, except in each case to the extent of the amount of dividends or other distributions actually paid in cash or cash equivalents (or converted to cash or cash equivalents) to such Person or one of its Restricted Subsidiaries by such Person or Unrestricted Subsidiary during such period;
(e)    non-cash compensation charges, including any such charges arising from pension obligations, stock options, restricted stock grants or other equity-incentive programs or deferred compensation programs of such Person or any direct or indirect parent company thereof, including in connection with the Transactions;
(f)    (A) any charges or expenses pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, any stock subscription or shareholder agreement or any distributor equity plan or agreement and (B) any charges, costs, expenses, accruals or reserves in connection with the rollover, acceleration or payout of equity interests held by management of the Obligors, in each case of (A) and (B), to the extent that(in the case of any cash charges, costs and expenses) such charges, costs or expenses are funded with cash proceeds contributed to the capital of the Company, or any other direct or indirect parent of the Company or net cash proceeds of an issuance of qualified equity interests of the Company, or any other direct or indirect parent of the Company;
(g)    any net income or loss attributable to the early extinguishment of indebtedness or any write-off or forgiveness of indebtedness;
(h)    effects of any adjustments (including the effects of such adjustments pushed down to such Person and its Subsidiaries) in the inventory, property and equipment, software, goodwill, other intangible assets, in-process research and development, deferred revenue, debt line items, any earn-out obligations and any other non-cash charges in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of purchase accounting in relation to the Transactions or any consummated acquisition or the amortization or write-off of any amounts thereof;
(i)    accruals and reserves that are established within twelve months after the Closing Date that are so required to be established as a result of the Transactions in accordance with GAAP;
(j)    any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or obligations (including any losses with respect to obligations of customers, account debtors and suppliers in bankruptcy, insolvency or similar proceedings) or as a result of a change in law or regulation, in each case, pursuant to GAAP;
(k)    any net gain or loss resulting from currency translation gains or losses related to currency re-measurements of Indebtedness (including any net loss or gain resulting from hedge agreements for currency exchange risk) and any foreign currency translation gains or losses; and
(l)    any net unrealized gains and losses resulting from obligations under swap contracts and the application of GAAP.
In addition, to the extent not already included in the Consolidated Net Income of such Person and its Subsidiaries, notwithstanding anything to the contrary in the foregoing (but without duplication of any of the foregoing exclusions and adjustments), Consolidated Net Income shall include (A) the amount of proceeds received from business interruption insurance in respect of expenses, charges or losses with respect to business interruption and (B) reimbursements of any expenses and charges to the extent reducing Consolidated Net Income that are actually received and covered by indemnification or other reimbursement provisions or, so long as the Company has made a determination that there exists reasonable expectation that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is in fact reimbursed within 365 days of the date of such determination (with a reversal in the applicable future period for any amount so included to the extent not so reimbursed within such 365 day period), in the case of clause (B) in connection with any investment or any sale, conveyance, transfer or other disposition of assets permitted hereunder.
“Contractual Obligations” means, as to any Person, any provision of any security issued by such Person or of any credit agreement, indenture, instrument or other undertaking evidencing Indebtedness to which such Person is a party or by which it or any of its property is bound or to which any of its property is subject.
“Copyrights” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to copyrights and all mask work, database and design rights, whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith.
“Credit Facilities” means (i) the First Lien Facilities; (ii) outstanding Indebtedness of the Company or any of its Restricted Subsidiaries secured pursuant to Section 10.1(a); and (iii) whether or not the Credit Facilities referred to in clauses (i) or (ii) remain outstanding, if designated by the Company to be included in the definition of “Credit Facilities,” one or more (A) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time.
“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Requirement of Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the expiration of any cure period, or both, in each case as set forth in Section 11, would become an Event of Default.
“Default Rate” is defined in Section 1.2(j).
“Designated Jurisdiction” is defined in Section 5.18(c).
“Disposed EBITDA” means, with respect to any Sold Entity or Business for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business (determined as if references to the Company and the Restricted Subsidiaries in the definition of the term “Consolidated EBITDA” (and in the component financial definitions used therein) were references to such Sold Entity or Business and its Subsidiaries), as determined on a consolidated basis for such Sold Entity or Business.
“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any Sale Leaseback and any sale of equity interests) of any Property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.
“Disqualified Persons” means (i) those banks, financial institutions or other persons separately identified in writing by the Company to the Purchasers prior to February 23, 2018, (ii) competitors (other than bona fide fixed income investors, banks (or similar financial institutions) or debt funds) of the Company and its Subsidiaries prior to or after the Closing Date and that is identified by name in writing to the Purchaser Representative in a written supplement to the DQ List, and (iii) any Affiliate of Persons described in clause (i) or (ii) above solely to the extent such Person has the name of the disqualified institution in its legal name (and is not a bona fide fixed income investor, bank (or similar financial institution) or debt fund; provided that no Person described in clause (ii) or clause (iii) shall be or become a “Disqualified Person” hereunder until the third (3rd) Business Day following the delivery of such writing and shall be a “Disqualified Person” hereunder only on a prospective basis and shall not apply retroactively to disqualify any Person that has previously acquired a Note; provided further that “Disqualified Persons” shall exclude any Person that the Company has designated as no longer being a “Disqualified Person” by written notice delivered to the Purchaser Representative from time to time.
“Disqualified Stock” means any Stock and Stock Equivalent which, by its terms (or by the terms of any security or other Stock and Stock Equivalent into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Stock), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control, initial public offering or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control, initial public offering or asset sale event shall be subject to the prior repayment in full of the Notes and all other obligations of the Obligors under the Note Documents that are accrued and payable), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Stock), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Stock and Stock Equivalents that would constitute Disqualified Stock, in each case, prior to the date that is ninety-one (91) days after the Latest Maturity Date; provided however, that in no event will any Stock or Stock Equivalents constituting the 8.00% Series A Convertible Preferred Stock of Accretive Health, Inc. constitute Disqualified Stock.
“Dollars” or “$” refers to lawful money of the United States of America.
“Domestic Subsidiary” means any Subsidiary incorporated, organized or otherwise formed under the laws of the United States, any state thereof or the District of Columbia.
“DQ List” means the list of Disqualified Persons identified to the Purchaser Representative in writing by the Company from time to time in accordance with the definition of “Disqualified Persons.”
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Environment” means ambient air, surface water, groundwater, drinking water, soil, surface and subsurface strata, and natural resources such as wetlands, flora and fauna.
“Environmental Laws” means any and all Requirements of Law relating to pollution, the protection of the environment or natural resources or, to the extent relating to exposure to Hazardous Materials, human health, including all those relating to the manufacture, generation, transport, storage, use, treatment, Release or threat of Release of any Hazardous Materials.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities and any costs of environmental consultants and Attorneys’ Costs) of any Obligor or any of its Restricted Subsidiaries resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage or treatment of any Hazardous Materials, (c) exposure of any Person to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other legally binding consensual arrangement to the extent liability is assumed or imposed with respect to any of the foregoing.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that is under common control with any Obligor and is treated as a single employer within the meaning of Section 414 of the Code or Section 4001 of ERISA.
“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Obligor or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a failure to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA with respect to a Pension Plan, whether or not waived, or a failure to make any required contribution to a Multiemployer Plan; (d) a complete or partial withdrawal by any Obligor or any ERISA Affiliate from a Multiemployer Plan, notification of any Obligor or ERISA Affiliate concerning the imposition of Withdrawal Liability or notification that a Multiemployer Plan is insolvent or is in reorganization within the meaning of Title IV of ERISA or that is in endangered or critical status, within the meaning of Section 305 of ERISA; (e) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or

Multiemployer Plan; (f) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (g) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Obligor or any ERISA Affiliate; (h) a determination that any Pension Plan is, or is expected to be, in “at-risk” status (within the meaning of Section 303(i)(4)(A) of ERISA or Section 430(i)(4)(A) of the Code); or (i) the occurrence of a non-exempt prohibited transaction with respect to any Plan or Pension Plan maintained or contributed to by any Obligor (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could result in liability to any Obligor.
“Excluded Contribution” means the amount of capital contributions to the Company or Net Cash Proceeds from the sale or issuance of Qualified Stock of the Company, in each case to the extent actually received in cash by the Company (or cash received from issuances of debt securities that have been converted into or exchanged for any such Stock or Stock Equivalents) (other than any amount designated as a Specified Equity Contribution or included for purposes of determining the Available Amount, in each case, under and as defined in the First Lien Facilities) and designated by the Company to the Purchaser Representative as an Excluded Contribution before or promptly after such capital contribution is made or such equity interests are sold or issued, less amounts used for Restricted Payments under Section 10.6(h). For the avoidance of doubt, proceeds of any Excluded Contribution shall be used only for the purposes set forth in the immediately preceding sentence and for no other purpose.
“Event of Default” is defined in Section 11.
“Exchange Act” means the Securities Exchange Act of 1934.
“Excluded Subsidiary” means (a) any Subsidiary that is a (i) CFC or (ii) a Foreign Holdco (and any Domestic Subsidiary owned by any CFC or Foreign Holdco), (b) any Immaterial Subsidiary, (c) any captive insurance companies, (d) any not-for-profit Subsidiaries, (e) any special purpose entities (so long as such special purpose entity is not created in contemplation of circumventing the guarantee obligations), (f) any JV Entity, (g) to the extent a Guarantee could result in material adverse tax consequences (as determined by the Company in its reasonable discretion in consultation with the holders) and (h) any other Subsidiary with respect to which, in the reasonable judgment of the Required Holders and the Company, the cost, burden or other consequences of providing a Guarantee shall be excessive in view of the benefits to be obtained by the holders therefrom.
“FDA” means the Food and Drug Administration of the United States and any comparable agencies in foreign countries, together in each case, with any successor agencies.
“Federal Health Care Program” has the meaning set forth in 42 U.S.C. § 1320a-7b(f).

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.
“First Lien Facilities” means the senior secured first lien credit facilities in an initial aggregate amount of $295 million (as such amount may be increased due to the financing of flex original issue discount or reduced due to reduction in purchase price under the Acquisition Agreement), initially comprised of a $270 million senior secured first lien term loan facility and a $25 million senior secured first lien revolving credit facility obtained by the Company on or prior to the Closing Date, in each case as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time.
“Fiscal Quarter” means any of the quarterly accounting periods of the Obligors ending on December 31, March 31, June 30 and September 30 of each year.
“Fiscal Year” means any of the annual accounting periods of the Obligors ending on December 31 of each year.
“Foreign Holdco” means any direct or indirect Domestic Subsidiary substantially all of whose assets consist of capital stock of CFCs and, if applicable, debt of such CFCs or Foreign Holdcos.
“Foreign Plan” means any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to or by, or entered into with, any Obligor or any Restricted Subsidiary with respect to employees outside the United States.
“Foreign Subsidiary” means any direct or indirect Subsidiary of the Company which is not a Domestic Subsidiary.
“Funded Debt” means all Indebtedness of Company and its Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including without limitation Indebtedness in respect of the First Lien Facilities, any other Credit Facility, and the Notes.
“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time, set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants, in the statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions and comparable stature and authority within the accounting profession) that are applicable to the circumstances as of the date of determination. Subject to Section 22.2, all references to “GAAP” shall be to GAAP applied consistently with the principles used in the preparation of the financial statements described in Section 5.5(a).
“Governmental Authority” means any nation or government, any state, provincial, territorial or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank), including, without limitation, quasi-governmental entities established to perform the functions of any such agency, branch of government or Person, and any agency, branch or other governmental body (federal or state) charged with the responsibility, or vested with the authority to administer or enforce, any Health Care Laws.
“Guarantee Obligations” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease Property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance of such Indebtedness or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or other monetary obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee Obligations” shall not include endorsements for collection or deposit, in either case in the Ordinary Course of Business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Guarantee Requirement” means, at any time, the requirement that each Wholly-Owned Subsidiary that is a Domestic Subsidiary of the Company that guarantees the First Lien Facilities or any other Credit Facilities shall have become a Subsidiary Guarantor in accordance with Section 2.2.
“Hazardous Material” means all explosive or radioactive substances or wastes, and all other hazardous or toxic chemicals, pollutants, contaminants, compounds, substances or wastes of any nature regulated pursuant to any applicable Environmental Law due to their dangerous or deleterious properties or characteristics, including, without limitation, petroleum or petroleum distillates, friable asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, toxic mold, and infectious wastes.
“Health Care Laws” means all federal and state laws, rules or regulations relating to the regulation, provision or administration of, or payment for, healthcare products or services, including, but not limited to (a) the federal Anti‑Kickback Statute (42 U.S.C. §1320a‑7b(b)), Sections 1320a‑7 and 1320a‑7a of Title 42 of the United States Code, the Physician Self-Referral Law, commonly known as the “Stark Law” (42 U.S.C. §§1395nn and 1396b), the civil False Claims Act (31 U.S.C. §3729 et seq.), the Federal Criminal False Claims Act (18 U.S.C. § 287), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), the False Statements Relating to Health Care Matters law (18 U.S.C. § 1035), Health Care Fraud (18 U.S.C. § 1347), or any regulations promulgated pursuant to such statutes, or similar state or local statutes or regulations, (b) the Health Insurance Portability and Accountability Act of 1996 (Pub. L. No. 104‑191) and the regulations promulgated thereunder and similar state or local statutes or regulations governing the privacy or security of patient information, (c) Medicare (Title XVIII of the Social Security Act) and the regulations promulgated thereunder, (d) Medicaid (Title XIX of the Social Security Act) and the regulations promulgated thereunder as well as comparable state Medicaid statutes and regulations, (e) TRICARE (10 U.S.C. Section 1071 et seq.) and the regulations promulgated thereunder, (f) quality and safety laws, rules or regulations relating to the regulation, storage, provision or administration of, or payment, billing, coding, documentation or submission of claims or accounts receivable for, healthcare products or services, (e.g., Federal Food, Drug & Cosmetics Act (21 U.S.C. §§ 301 et seq.), the Public Health Service Act, (42 U.S.C. §§ 201 et seq.)) and (g) licensure laws, rules or regulations relating to the regulation, provision or administration of, or payment for, healthcare items, services or goods and the ownership or operation of medical equipment, supplies or accessories, including laws relating the so-called “corporate practice of medicine”, and fee splitting, each of (a) through (g) as amended from time to time.
“HIPAA” means the (a) Health Insurance Portability and Accountability Act of 1996; (b) the Health Information Technology for Economic and Clinical Health Act (Title XIII of the American Recovery and Reinvestment Act of 2009); and (c) any state and local laws regulating the privacy and/or security of individually identifiable information, including state laws providing for notification of breach of privacy or security of individually identifiable information, in each case with respect to the laws described in clauses (a), (b) and (c) of this definition, as the same may be amended, modified or supplemented from time to time, any successor statutes thereto, any and all rules or regulations promulgated from time to time thereunder.
“Historical Financial Statements” means, collectively:
(a)    GAAP audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Company and its consolidated subsidiaries as of and for the fiscal years ended December 31, 2015, December 31, 2016 and December 31, 2017;
(b)    unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Company and its consolidated subsidiaries as of and for (x) the three-month periods ending March 31, 2017, June 30, 2017 and September 30, 2017 and (y) each fiscal quarter ending thereafter and at least 45 days prior to the Closing Date (and in each case for the comparable period of the prior fiscal year), which financials are prepared in accordance with GAAP (subject to the absence of footnotes and year-end adjustments);
(c)    GAAP audited consolidated balance sheets and related statements of income stockholders’ equity and cash flows of Intermedix Corporation and its consolidated subsidiaries as of and for the fiscal years ended December 31, 2015, December 31, 2016 and December 31, 2017;
(d)    unaudited consolidated balance sheets and related statements of income and cash flows of Intermedix Corporation and its consolidated subsidiaries as of and for (x) the three month periods ended March 31, 2017, June 30, 2017 and September 30, 2017 and (y) each fiscal quarter ending thereafter and at least 45 days prior to the Closing Date (and in each case for the comparable period of the prior fiscal year), which financials are prepared in accordance with GAAP (subject to the absence of footnotes and year-end adjustments);
(e)    (i) a pro forma consolidated balance sheet of Intermedix Corporation as of (x) September 30, 2017 and (y) each fiscal quarter ending thereafter and at least 45 days prior to the Closing Date, in each case excluding any amounts related to the systems business transferred to EMS Parent (as defined in the Acquisition Agreement), (ii) a pro forma consolidated statement of income of Intermedix Corporation for the years ended December 31, 2016 and December 31, 2017, in each case excluding the results of the systems business transferred to EMS Parent, and (iii) an interim consolidated income statement of Intermedix Corporation for (x) the nine-month period ending September 30, 2017 and (y) for each fiscal quarter ending thereafter and at least 45 days prior to the Closing Date, in each case excluding the results of the systems business transferred to EMS Parent; provided that any such pro forma financial statement described in this clause (e) shall be presented under Intermedix Corporation’s historical basis of accounting (revenue recognition ASC 605); and

(f)    a pro forma consolidated balance sheet and related pro forma consolidated statements of income of the Company as of and for (x) the twelve-month period ending December 31, 2017 and (y) any four quarter period ending thereafter and at least 45 days prior to the Closing Date, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such other financial statements).
“holder” means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 13.1; provided, however, that if such Person is a nominee, then for the purposes of Sections 12, 17.2 and 18 and any related definitions in this Schedule A, “holder” shall mean the beneficial owner of such Note whose name and address appears in such register.
“Immaterial Subsidiary” means, at any date of determination, each Subsidiary of the Company that has been designated by the Company in writing to the Purchaser Representative as an “Immaterial Subsidiary” for purposes of this Agreement (and not redesignated as a Material Subsidiary as provided below); provided that (a) for purposes of this Agreement, at no time shall (i) the total assets of all Immaterial Subsidiaries (other than Foreign Subsidiaries) at the last day of the most recently ended Test Period equal or exceed 5% of the total assets of the Company and its Subsidiaries at such date or (ii) the gross revenues for such Test Period of all Immaterial Subsidiaries (other than Foreign Subsidiaries) equal or exceed 5% of the consolidated gross revenues of the Company and its Subsidiaries for such period, in each case determined in accordance with GAAP, (b) the Company shall not designate any new Immaterial Subsidiary if such designation would not comply with the provisions set forth in clause (a) above, and (c) if the total assets or gross revenues of all Subsidiaries so designated by the Company as “Immaterial Subsidiaries” (and not redesignated as “Material Subsidiaries”) shall at any time exceed the limits set forth in clause (a) above, then all such Subsidiaries shall be deemed to be Material Subsidiaries unless and until the Company shall redesignate one or more Immaterial Subsidiaries as Material Subsidiaries, in each case in a written notice to the Purchaser Representative, and, as a result thereof, the total assets and gross revenues of all Subsidiaries still designated as “Immaterial Subsidiaries” do not exceed such limits; and provided, further, that the Company may designate and re-designate a Subsidiary as an Immaterial Subsidiary at any time, subject to the terms set forth in this definition.
“Indebtedness” of any Person means, without duplication: (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of Property or services, including earnouts (other than trade payables, accounts payable and accrued operating expenses, in each case, incurred or entered into in the Ordinary Course of Business); (c) the face amount of all letters of credit issued for the account of such Person and without duplication, all drafts drawn thereunder and all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments issued by such Person; (d) all obligations evidenced by notes, bonds (excluding, for the avoidance of doubt, surety bonds, appeal bonds, and similar instruments), debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of Property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property); (f) all Capital Lease Obligations; (g) the principal balance outstanding under any synthetic lease, off-balance sheet loan or similar off balance sheet financing product; (h) all obligations of such Person, whether or not contingent, in respect of Disqualified Stock, valued at, in the case of redeemable preferred Stock, the greater of the voluntary liquidation preference and the involuntary liquidation preference of such Stock plus accrued and unpaid dividends; (i) all indebtedness referred to in clauses (a) through (h) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in Property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness; (j) net obligations of such Person under any Swap Obligations; and (k) all Guarantee Obligations described in clause (a) of the definition thereof in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (i) above.
For all purposes hereof, the Indebtedness of any Person shall (A) include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or joint venturer, except to the extent such Person’s liability for such Indebtedness is otherwise limited. The amount of any net obligation under any Swap Obligation on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (i) shall be deemed to be equal to the lesser of (x) the aggregate unpaid amount of such Indebtedness and (y) the fair market value of the property encumbered thereby as determined by such Person in good faith.
“Indemnified Party” is defined in Section 15.2.

“Initial Subsidiary Guarantors” means Intermedix Holdings Inc., a Delaware corporation, Intermedix Midco Inc., a Delaware corporation, Intermedix Corporation, a Delaware corporation, Medical Consultants, Inc., an Oklahoma corporation, Intermedix Physician Services, LLC, a Delaware limited liability company, Intermedix Analytics, LLC, a Delaware limited liability company, THE DEZONIA GROUP, INC., a Delaware corporation, ADVANCED DATA PROCESSING, INC., a Delaware corporation, Intermedix Office Based, LLC, a Delaware limited liability company, Practice Support Resources, LLC, a Texas limited liability company, Intermedix Staffing, Inc., a Delaware corporation, Med Media, Inc., a Delaware corporation, Intermedix ARM, LLC, a Delaware limited liability company, Project Links Parent, Inc., a Delaware corporation, and Rover16, Inc., a Delaware corporation.

“Insolvency Proceeding” means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case in (a) and (b) above, undertaken under U.S. federal, state or foreign law, including the Bankruptcy Code.
“Institutional Investor” means (a) any Purchaser of a Note, (b) any holder of a Note holding (together with one or more of its Affiliates) more than 5% of the aggregate principal amount of the Notes then outstanding, (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form, and (d) any Related Fund of any holder of any Note that otherwise qualifies as an Institutional Investor.
“Intellectual Property” means all rights, title and interests in or relating to intellectual property and industrial property arising under any Requirement of Law and all IP Ancillary Rights relating thereto, including all Copyrights, Patents, Software, Trademarks, Internet Domain Names, Trade Secrets and IP Licenses.
“Interest Payment Date” is defined in Section 1.2(h).
“Interest Rate” is defined in Section 1.2(i).
“Internet Domain Name” means all right, title and interest (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to internet domain names.
“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Stock or Stock Equivalents or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee Obligation with respect to any Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person (excluding, in the case of the Company and its Restricted Subsidiaries, intercompany loans, advances, or Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the Ordinary Course of Business) or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the Property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IP Ancillary Rights” means, with respect to any Intellectual Property, as applicable, all foreign counterparts to, and all divisionals, reversions, continuations, continuations-in-part, reissues, reexaminations, renewals and extensions of, such Intellectual Property and all income, royalties, proceeds and Liabilities at any time due or payable or asserted under or with respect to any of the foregoing or otherwise with respect to such Intellectual Property, including all rights to sue or recover at law or in equity for any past, present or future infringement, misappropriation, dilution, violation or other impairment thereof, and, in each case, all rights to obtain any other IP Ancillary Right.
“IP License” means all Contractual Obligations (and all related IP Ancillary Rights), whether written or oral, granting any right, title and interest in or relating to any Intellectual Property.
“IP Rights” is defined in Section 5.14.
“JV Entity” means (a) any joint venture and (b) any non-Wholly Owned Subsidiary of the Company.
“Latest Maturity Date” means, at any date of determination, the latest Maturity Date applicable to any Note, as extended in accordance with this Agreement from time to time.
“Liabilities” means all claims, actions, suits, judgments, damages, losses, liabilities, obligations, responsibilities, fines, penalties, sanctions, costs, fees, Taxes, commissions, charges, disbursements and expenses (including those incurred upon any appeal or in connection with the preparation for and/or response to any subpoena or request for document production relating thereto), in each case of any kind or nature (including interest accrued thereon or as a result thereto and fees, charges and disbursements of financial, legal and other advisors and consultants), whether joint or several, whether or not indirect, contingent, consequential, actual, punitive, treble or otherwise.
“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, assignment (by way of security or otherwise), deemed trust, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capital Lease having substantially the same economic effect as any of the foregoing).
“Limited Condition Transaction” means any Permitted Acquisition by one or more of the Company or any of the Restricted Subsidiaries of or in any assets, business or Person permitted by this Agreement to be financed by, but whose consummation is not conditioned on the availability of, or on obtaining, third party financing.

“Material Adverse Effect” means (a) on the Closing Date, a “Company Material Adverse Effect” (as defined in the Acquisition Agreement) and (b) after the Closing Date, any event, change or condition that individually or in the aggregate, has had or could reasonably be expected to have a material adverse effect on (i) the business, assets, financial condition or results of operations, in each case, of the Company and its Restricted Subsidiaries, taken as a whole, (ii) the rights and remedies of the Holders under the Note Documents, or (iii) the ability of the Company and the other Obligors (taken as a whole) to perform their payment and performance obligations under the Note Documents.
“Material Environmental Liabilities” means Environmental Liabilities exceeding $12,000,000 in the aggregate.
“Material Subsidiary” means, at any date of determination, each Subsidiary of the Company that is not an Immaterial Subsidiary (but including, in any case, any Subsidiary that has been designated as a Material Subsidiary as provided in, or has been designated as an Immaterial Subsidiary in a manner that does not comply with, the definition of “Immaterial Subsidiary”).
“Maturity Date” is defined in the first paragraph of each Note.
“Moody’s” means Moody’s Investors Service, Inc.
“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Obligor or any ERISA Affiliate makes or is obligated to make contributions, or to which any Obligor or any ERISA Affiliate has any liability (contingent or otherwise).
“Net Cash Proceeds” means, with respect to the sale or issuance of Qualified Stock of the Company, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such sale or issuance (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) less (ii) the sum of the out-of-pocket fees and expenses (including attorneys’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees) actually incurred by the Company or such Restricted Subsidiary in connection with such sale or issuance.
“Non-Obligor” means any Subsidiary of the Company that is not an Obligor.
“Note Documents” means (a) this Agreement, (b) the Notes, (c) the Subsidiary Guaranty, (d) the Subordination Agreement and (e) each other document or instrument now or hereafter executed and delivered by an Obligor in connection with, pursuant to or relating to this Agreement, in each case, as amended.
“Notes” is defined in Section 1.
“Obligors” means, collectively, the Company and the Subsidiary Guarantors.
“Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.
“Ordinary Course of Business” means, in respect of any transaction involving any Person, the ordinary course of such Person’s business, as conducted by any such Person in accordance with past practice and undertaken by such Person in good faith and not for purposes of evading any covenant or restriction in any Note Document.
“Organization Documents” means (a) with respect to any corporation or company, the certificate or articles of incorporation, the memorandum and articles of association, any certificates of change of name and/or the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, declaration, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
“Patents” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to letters patent and applications therefor.
“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, P.L. 107-56 (USA Patriot Act).
“PBGC” means the United States Pension Benefit Guaranty Corporation or any successor thereto.
“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA) other than a Multiemployer Plan, that is subject to Title IV of ERISA or Section 412 of the Code and is sponsored or maintained by any Obligor or any ERISA Affiliate or to which any Obligor or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding six (6) years, or to which any Obligor or any ERISA Affiliate has any liability (contingent or otherwise).
“Permitted Acquisition” means the purchase or other Acquisition by the Company or any Subsidiary Guarantor of Property or businesses of any Person constituting a business unit, line of business or division of such Person, or Stock or Stock Equivalents in a Person (including as a result of a merger or consolidation); provided that (I) no Event of Default exists (or would result therefrom) immediately before or immediately after giving effect to such Acquisition and any Indebtedness incurred in connection therewith, in each case subject to customary “funds certain provisions” (including that such Acquisition may be consummated notwithstanding the existence of Events of Default to the extent that no Events of Default shall have occurred and shall be continuing on the date that a legally binding commitment is entered into with respect to such acquisition and there is no Event of Default under Section 11(a), 11(f) or 11(g) immediately before and immediately after giving effect to such Acquisition), (II) the material lines of business of the Person to be (or the Property which is to be) so purchased or otherwise acquired shall be in compliance with Section 10.15(b), (III) to the extent required by the Guarantee Requirement and Section 9.10, any such newly created or acquired Subsidiary shall become a Subsidiary Guarantor, and (IV) solely with respect to Acquisitions of Persons constituting Excluded Subsidiaries, the aggregate purchase consideration paid by the Obligors for the Acquisition of such Person (including costs and expenses and assumed Indebtedness) shall not exceed $30,000,000 in the aggregate (excluding any portion of such purchase consideration that represents consideration consisting of Stock or Stock Equivalents or the proceeds of any issuance of Stock or Stock Equivalents) for all such Acquisitions while the Notes are outstanding.
“Permitted Refinancing” means, with respect to any Person, any modification (other than a release of such Person), refinancing, refunding, renewal or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder, (b) the other terms and conditions (including pricing, and optional prepayment or redemption terms) of such Permitted Refinancing reflect market terms and conditions at the time of incurrence or issuance, and (c) such indebtedness is not guaranteed by any guarantors other than the Subsidiary Guarantors.
“Permitted Reorganizations” means re-organizations and other activities related to tax planning and re-organization, so long as, after giving effect thereto, (i) the value of the Subsidiary Guaranty, taken as a whole, is not materially impaired and (ii) such reorganization or activities would not result in a taxable event for the holders.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) other than a Foreign Plan, established or maintained by the Company, any Subsidiary Guarantor or any Restricted Subsidiary or, with respect to any such employee benefit plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.
“Proceeding” is defined in Section 15.2.

“Products” means any item or any service that is prepared, assembled, packaged, tested, labeled, distributed, sold or marketed by, managed, performed, or otherwise used, offered, or handled by or on behalf of the Obligors.
“Pro Forma Basis” and “Pro Forma Effect” mean, with respect to compliance with any financial performance test hereunder for an applicable period of measurement as of any applicable calculation date, in respect of any Specified Transaction, the making of such calculation after giving effect, on a pro forma basis, to:
(a)    the consummation of such Specified Transaction as of the first day of the applicable calculation period, as if such Specified Transaction had been consummated on the first day of such calculation period, giving effect (without duplication) to any operating expense reductions and cost savings that would be permitted to be added back to Consolidated EBITDA pursuant to clauses (a)(vii) and (a)(xii) of the definition thereof, but only to the extent that such operating expense reductions and cost savings are so certified by the Company;
(b)    the assumption, incurrence or issuance of any Indebtedness by the Company or any of its Restricted Subsidiaries (including any person which becomes a Restricted Subsidiary pursuant to or in connection with such Specified Transaction) in connection with such Specified Transaction, as if such Indebtedness had been assumed, incurred or issued (and the proceeds thereof applied) on the first day of such calculation period (with any such Indebtedness bearing interest during any portion of the applicable measurement period prior to the relevant acquisition at the weighted average of the interest rates applicable to such Indebtedness incurred during such period); and
(c)    the permanent repayment, retirement or redemption of any Indebtedness (other than revolving Indebtedness, except to the extent accompanied by a permanent commitment reduction) by the Company or any of its Restricted Subsidiaries (including any person which becomes a Restricted Subsidiary pursuant to or in connection with such Specified Transaction) in connection with such Specified Transaction, as if such Indebtedness had been repaid, retired or redeemed on the first day of such calculation period;

with clauses (a) through (c) calculated in a manner consistent with GAAP; provided that the foregoing pro forma adjustments may be applied to any such test solely to the extent that such adjustments are consistent with the definition of Consolidated EBITDA and give effect to events (including operating expense reductions) that are (as determined by the Company in good faith) (x) directly attributable to such transaction, (y) expected to have a continuing impact on the Company and its Restricted Subsidiaries and (z) factually supportable.
“Property” means any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.
“Purchaser” or “Purchasers” means each of the purchasers that has executed and delivered this Agreement to the Company and such Purchaser’s successors and assigns (so long as any such assignment complies with Section 13.2), provided, however, that any Purchaser of a Note that ceases to be the registered holder or a beneficial owner (through a nominee) of such Note as the result of a transfer thereof pursuant to Section 13.2 shall cease to be included within the meaning of “Purchaser” of such Note for the purposes of this Agreement upon such transfer.
“Purchaser Representative” means (i) at any time when there are no more than four (4) Purchasers (counting each Purchaser and any of its Affiliates that are also a Purchasers as a single “Purchaser”), all of the Purchasers, and (ii) at any time when there are five (5) or more Purchasers (counting each Purchaser and any of its Affiliates that are also Purchasers as a single “Purchaser”), a representative of the Purchasers that the Required Holders shall appoint.
“Purchaser Schedule” means the Purchaser Schedule to this Agreement listing the Purchasers of the Notes and including their notice and payment information.
“Qualified Institutional Buyer” means any Person who is a “qualified institutional buyer” within the meaning of such term as set forth in Rule 144A(a)(1) under the Securities Act.
“Qualified Stock” means any Stock or Stock Equivalents that are not Disqualified Stock.
“Rate Contracts” means swap agreements (as such term is defined in Section 101 of the Bankruptcy Code) designed to provide protection against fluctuations in interest or currency exchange rates and any other agreements or arrangements designed to provide such protection.
“Real Estate” means any real property owned, leased, subleased or otherwise operated or occupied by any Obligor or any Restricted Subsidiary of any Obligor.
“Related Fund” means, with respect to any holder of any Note, any fund or entity that (a) invests in Securities or bank loans, and (b) is advised or managed by such holder, the same investment advisor as such holder or by an Affiliate of such holder or such investment advisor.

“Related Indemnified Party” is defined in Section 15.2.
“Release” means any spill, emission, discharge, disposal, leaking, pumping, pouring, dumping, emptying, injection or leaching into the Environment.
“Remedial Action” means all actions required to (a) clean up, remove, treat or in any other way address any Release of Hazardous Material in the indoor or outdoor environment, (b) prevent or minimize any Release so that a Hazardous Material does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment or (c) perform pre-remedial studies and investigations and post-remedial monitoring and care with respect to any Release of Hazardous Material.
“Reportable Event” means, with respect to any Plan, any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder.
“Required Holders” means, at any time, the holders of more than 50% in aggregate principal amount of the Notes at the time outstanding, subject to Section 17.4; provided, that such holders shall include (x) at any time when the aggregate principal amount of Notes held by Persons described in clauses (i) and (ii) of the definition of “Sponsor” is at least 40% of the aggregate principal amount of Notes then outstanding, each such Person that is a holder, and (y) at any time when the aggregate principal amount of Notes held by Ascension Health Alliance and any of its Affiliates is at least 40% of the aggregate principal amount of Notes then outstanding, each such Person that is a holder.
“Requirement of Law” means, with respect to any Person, the common law and any federal, state, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of, any Governmental Authority, in each case whether or not having the force of law and that are applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.
“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer, assistant treasurer or controller of the applicable Obligor. Any document delivered hereunder that is signed by a Responsible Officer of an Obligor shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Obligor, and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Obligor.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Stock or Stock Equivalent of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Stock or Stock Equivalent by the issuer or an affiliate thereof, or on account of any return of capital to the holders of the Stock or Stock Equivalents of such Person, or any option, warrant or other right to acquire any such dividend or other distribution or payment.
“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.
“S&P” means Standard & Poor’s Rating Services.
“Sanctioned Persons” is defined in Section 5.18(c).
“Sanctions” is defined in Section 5.18(a).
“Sale Leaseback” means any transaction or series of related transactions pursuant to which the Company or any of its Restricted Subsidiaries (a) sells, transfers or otherwise disposes of any Property, real or personal, whether now owned or hereafter acquired, and (b) as part of such transaction, thereafter rents or leases such Property or other Property that it intends to use for substantially the same purpose or purposes as the Property being sold, transferred or disposed.
“SEC” means the Securities and Exchange Commission of the United States of America, or any governmental Authority succeeding to any of its principal functions.
“Securities” or “Security” shall have the meaning specified in section 2(1) of the Securities Act.
“Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder from time to time in effect.
“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or comptroller of the Company.
“Software” means (a) all computer programs, including source code and object code versions, (b) all data, databases and compilations of data, whether machine readable or otherwise, and (c) all documentation, training materials and configurations related to any of the foregoing.
“Sold Entity or Business” has the meaning specified in the definition of the term “Consolidated EBITDA.”
“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (i) the present fair saleable value of the assets of such Person and its Subsidiaries, on a consolidated basis, is greater than the total amount that will be required to pay the probable liabilities (including contingent liabilities) of such Person and its Subsidiaries as they become absolute and matured, (ii) the sum of the liabilities (including contingent liabilities) of such Person and its Subsidiaries, on a consolidated basis, is greater than the total amount that will be required to pay the probable liabilities (including contingent liabilities) of such Person and its Subsidiaries as they become absolute and matured, (iii) such Person and its Subsidiaries, on a consolidated basis, have not incurred debts or other liabilities, including current obligations, beyond their ability to pay such debts of other liabilities as they become due (whether at maturity or otherwise) and (iv) the capital of such Person and its Subsidiaries, on a consolidated basis, is not unreasonably small in relation to their business. For purposes of this definition, the amount of contingent liabilities at any time shall be computed as the amount that, in light of all of the facts and circumstances known to such Person, represents the amount that would reasonably be expected to become an actual and matured liability.
“Specified Transaction” means any Investment (including any Acquisition), Disposition, incurrence or repayment of Indebtedness, Restricted Payment, or designation of a Subsidiary as a Restricted Subsidiary or Unrestricted Subsidiary that by the terms of this Agreement requires such test to be calculated on a “Pro Forma Basis” or after giving “Pro Forma Effect”; provided that any increase in the revolving credit commitments, for purposes of this “Specified Transaction” definition, shall be deemed to be fully drawn.
“Sponsor” means collectively: (i) TowerBrook Capital Partners L.P. (“TCP”) and any of its Affiliates, including any investment fund managed or advised, directly or indirectly, by TCP or any of its Affiliates (each, a “TowerBrook Fund”), (ii) any Affiliate of any TowerBrook Fund, but excluding, in any case, any portfolio company of any such fund, other than TCP-ASC ACHI Series LLLP or any other entity through which any such fund, directly or indirectly, owns, beneficially or of record, an equity interest in the Company; and (iii) Ascension Health Alliance and any of its Affiliates.
“Stock” means all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting.
“Stock Equivalents” means all securities convertible into or exchangeable for Stock or any other Stock Equivalent and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any Stock or any other Stock Equivalent, whether or not presently convertible, exchangeable or exercisable.
“Subordination Agreement” is defined in Section 1.3.

“Subsidiary” of a Person means a corporation, company, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Company.
“Subsidiary Guarantor” is defined in Section 2.2.
“Subsidiary Guaranty” is defined in Section 2.2.
“Substitute Purchaser” is defined in Section 21.
“Swap Obligation” means, with respect to any Person, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.
“Swap Termination Value” means, in respect of any one or more Swap Obligation, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Obligations, (a) for any date on or after the date such Swap Obligations have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Obligations, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Obligations.
“Target” means Intermedix Holdings, Inc.
“Target Companies” means the Target together with those Subsidiaries of Target acquired pursuant to the Closing Date Acquisition.
“Tax Affiliate” means, (a) the Company and each of its Subsidiaries. (b) each other Obligor and (c) any Affiliate of the Company with which the Company files or is eligible to file consolidated, combined or unitary Tax returns.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Test Period” means, at any date of determination, the most recently completed four consecutive Fiscal Quarters of the Company ending on or prior to such date for which financial statements have been or are required to be delivered pursuant to Section 9.1(a) or (b) (or, for any date of determination prior to any such delivery, for the period of four consecutive Fiscal Quarters of the Company ended March 31, 2018).
“Threshold Amount” means $12,000,000.
“Total Net Leverage Ratio” means, on any date of determination, the ratio of (a) Consolidated Net Debt as of such date to (b) Consolidated EBITDA of the Company and its Restricted Subsidiaries for the four Fiscal Quarter period ending on such date.
“Trade Secrets” means all right, title and interest (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to trade secrets.
“Trademark” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to trademarks, trade dress, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers and, in each case, all goodwill associated therewith, all registrations and recordations thereof and all applications in connection therewith.
“Transaction” means, collectively, (a) the Closing Date Acquisition, (b) the funding on the Closing Date of borrowings under the First Lien Facilities, (c) the issuance of the Notes on the Closing Date, (d) the Closing Date Refinancing and (e) the payment of the Transaction Expenses.
“Transaction Expenses” means any fees or expenses incurred or paid by the Company or any of its Restricted Subsidiaries in connection with the Transaction, this Agreement, the other Note Documents and the transactions contemplated hereby.
“UCC” means the Uniform Commercial Code of any applicable jurisdiction and, if the applicable jurisdiction shall not have any Uniform Commercial Code, the Uniform Commercial Code as in effect from time to time in the State of New York.
“United States” and “U.S.” each means the United States of America.
“United States Person” has the meaning set forth in Section 7701(a)(30) of the Code.
“Unrestricted Subsidiary” means, at any time when the First Lien Facilities are outstanding, Subsidiary of the Company designated by the Company as an “Unrestricted Subsidiary” pursuant to the First Lien Facilities. No Subsidiary of the Company shall be an Unrestricted Subsidiary at any time when the First Lien Facilities are not outstanding.
“Wholly-Owned Subsidiary” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Stock or Stock Equivalents of which (other than (x) director’s qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable Requirements of Law) are owned by such Person and/or by one or more wholly owned Subsidiaries of such Person.
“Withdrawal Liability” means the liability of a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.